PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BPZ RESOURCES, INC.

AND

ZEDD ENERGY HOLDCO LTD.

DATED AS OF

JULY 8, 2015

TABLE OF CONTENTS

Page

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE 5
CONDITIONS TO OBLIGATIONS TO CLOSE

ARTICLE 6
INDEMNIFICATION

ARTICLE 7
CERTAIN COVENANTS

ARTICLE 8
TAX MATTERS

ARTICLE 9
TERMINATION

ARTICLE 10
MISCELLANEOUS

EXHIBITS

SELLER DISCLOSURE SCHEDULE

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of July 8, 2015, by and between ZEDD ENERGY HOLDCO LTD. ("Buyer"), an exempted limited company organized and existing under the laws of the Cayman Islands, and BPZ RESOURCES, INC., a corporation organized and existing under the laws of the State of Texas ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties" and each individually as a "Party."

RECITALS

WHEREAS, Buyer submitted a Purchase and Sale Agreement, dated as of June 26, 2015, to Seller and this Agreement shall for all purposes be deemed an amendment to such agreement;

WHEREAS, Seller owns, directly, one hundred percent of the outstanding limited liability company interests in BPZ U.S. Holdings, L.L.C. ("BPZ US"), a limited liability company organized and existing under the laws of the State of Texas;

WHEREAS, Seller owns, directly, ninety percent (90%) of the outstanding equity interests in BPZ Energy International Holdings L.P. ("BPZ International"), a limited partnership organized and existing under the laws of the British Virgin Islands;

WHEREAS, BPZ US owns, directly, ten percent (10%) of the outstanding equity interests in BPZ International;

WHEREAS, BPZ International owns, directly, (a) one hundred percent of the outstanding limited liability company interests in BPZ Energy, L.L.C. ("BPZ Texas"), a limited liability company organized and existing under the laws of the State of Texas, (b) forty five percent (45%) of the issued and outstanding equity interests in BPZ Exploracion & Produccion, S.R.L. ("BPZ E&P"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, (c) forty five percent (45%) of the issued and outstanding equity interests in BPZ Marine Peru S.R.L. ("BPZ Marine"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, and (d) fifty percent (50%) of the outstanding equity interests in Empresa Electrica Nueva Esperanza, S.R.L. ("EENE"), a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru;

WHEREAS, BPZ Texas owns (a) fifty five percent (55%) of the outstanding equity interests in BPZ E&P and (b) fifty percent (50%) of the outstanding equity interests in EENE;

WHEREAS, BPZ E&P owns fifty five percent (55%) of the outstanding equity interests in BPZ Marine;

WHEREAS, on March 9, 2015, Seller commenced a voluntary case (the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court");

WHEREAS, subject to the terms and conditions set forth herein, the Parties desire that Buyer shall acquire from Seller all of the Interests, the sale of which shall be effected pursuant to Section 363 of the Bankruptcy Code;

WHEREAS, in connection with the Chapter 11 Case and subject to the terms and conditions contained herein, following entry of the Sale Order finding the Buyer as the winning bidder in an auction for the Interests, Seller shall sell, transfer and assign to the Buyer, and the Buyer shall purchase and acquire from Seller, pursuant to Section 363 of the Bankruptcy Code, the Interests, as more specifically provided herein and in the Sale Order;

WHEREAS, prior to the Closing Seller shall effect, or cause to be effected, the Internal Restructuring in its entirety; and

WHEREAS, prior to or concurrent with the Closing, Seller shall cause BPZ International and BPZ Texas to cause EENE to sell or otherwise transfer the Turbine Assets (as defined below) to Seller or an Affiliate thereof or to a third party (all such sales or transfers being referred to herein as the "Turbine Sale") and dividend the net proceeds, if any, of such transaction to Seller (with the net proceeds of the Turbine Sale (calculated after deduction of any expenses incurred in connection with such sale, including any Taxes payable by any Group Company (or which such Group Company is required to withhold) arising out of the Turbine Sale) being referred to herein as the "Turbine Proceeds").

NOW, THEREFORE, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1 Definitions.

"Action" means any complaint, suit, injunction, proceeding, claim, arbitration, demand, assertion or other similar action.

"Affiliate" of a specified Person means any other Person which directly or indirectly, through one or more intermediates, controls, is controlled by or is under common control with the Person specified. As used in this definition, each of the terms "control," "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Affiliate Transactions" means any transaction, in which (i) a Related Party or an employee of any Group Company and (ii) any Group Company are parties (other than for services as employees, officers, managers and directors and transactions among the members of the Group Companies), providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Related Party or employee or, to Seller's Knowledge, any Person in which any such Related

Party or employee has a substantial interest or is an officer, director, member, manager or partner.

"Agreement" has the meaning set forth in the introductory paragraph hereof.

"Amount in Default" has the meaning given such term in the Joint Operating Agreement.

"Arrangement Agreement" means that certain Arrangement Agreement, dated as of May 20, 2015, by and among Harbour Energy, L.P., Harbour Energy Ltd., Alfa, S.A.B. de C.V., 1035815 B.C. Ltd. and Pacific Rubiales Energy Corp.

"Assets" means, with respect to any Person, all right, title and interest of such Person in and to assets and rights of any kind, whether tangible or intangible, real or personal, including land and properties (or interests therein, including rights of way, leaseholds and easements), buildings, equipment, machinery, improvements, fixtures, agreements, contracts, reports and studies (including those related to interconnection, environmental, cultural, resource and market matters), Governmental Approvals, intellectual property, inventory, books and records, proprietary rights, return and other rights under or pursuant to all warranties, representations and guarantees, cash, accounts receivable, deposits and prepaid expenses.

"Assignment and Bill Of Sale" has the meaning set forth in Section 7.15(a)(i) below.

"Assumption Agreement" has the meaning set forth in Section 7.15(a)(ii) below.

"Back-Up Contract" means that certain Equity Interest Purchase and Sale Agreement, dated as of July 8, 2015, by and between Seller and Zorritos.

"Balance Sheet Date" means May 31, 2015.

"Bankruptcy Code" has the meaning set forth in the recitals above.

"Bankruptcy Court" has the meaning set forth in the recitals above.

"Barge Assets" means the following two single hull marine vessels (i) Namoku and (ii) Nu'uanu.

"Block Licenses" means, collectively, the License Contracts for Exploration and Production in respect of Peruvian onshore Blocks XIX, XXII and XXIII, in each case by and between BPZ E&P and Perupetro S.A.

"Block Z-1" means the approximately 740,000 acre area on the northwest coast of Peru identified in the Block Z-1 License Contract, subject to the relinquishment provisions of the Block Z-1 License Contract.

"Block Z-1 License Contract" means the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 30, 2011, as amended and assigned (as the case may be) from time to time thereafter, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block Z-1, entered into pursuant to Supreme Decree

N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*).

"BPZ E&P" has the meaning set forth in the recitals above.

"BPZ GP" means the Delaware general partnership to be formed by BPZ International and BPZ Holdco in connection with the Internal Restructuring.

"BPZ Holdco" means the Delaware limited liability company to be formed by BPZ International in connection with the Internal Restructuring.

"BPZ International" has the meaning set forth in the recitals above.

"BPZ Marine" has the meaning set forth in the recitals above.

"BPZ Texas" has the meaning set forth in the recitals above.

"BPZ US" has the meaning set forth in the recitals above.

"Business Day" means any day except a Saturday or a Sunday or a day when commercial banks are authorized or required by Law to be closed in the State of Texas.

"Buyer" has the meaning set forth in the introductory paragraph above.

"Buyer Indemnitees" has the meaning set forth in Section 6.1 below.

"Cap" has the meaning set forth in Section 6.5(a) below.

"Cash" means cash on deposit with financial institutions net of overdrafts and outstanding checks.

"Certificate of Capital Invested" means a Certificado de Capital Invertido issued by the Peruvian Tax Administration (Superintendencia Nacional de Aduanas y de Administración Tributaria-SUNAT), in respect of the cost of the shares of an entity, which reflects that the cost of such shares is greater than, or equal to, the portion of the Purchase Price (and other amounts treated as consideration for Peruvian Tax purposes) allocable to such shares under this Agreement.

"Change of Control Amounts" means any bonus, retention bonus, consent or other fee, compensation (including the estimated costs of benefits required to be provided), accelerated payment, vesting or funding of compensation or benefits (including the employee's portion of any Medicare, Social Security or unemployment or other state, federal, local or foreign Taxes in respect of such payments), that any Group Company will become obligated to pay (other than Severance Obligations) to any officer, director, manager, employee or any other consultant, independent contractor or other service provider employed or engaged by any of any Group Company or to any other Person as a result of the consummation of the transactions contemplated by this Agreement, whether alone or in combination with any other event (contingent or otherwise), regardless of whether such amounts are payable on or after Closing.

"Claim" means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a proceeding that is the responsibility of the latter.

"Claim Notice" means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the claim for which indemnification is sought.

"Closing" has the meaning set forth in Section 2.1(c) below.

"Closing Date" has the meaning set forth in Section 2.1(c) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Bonds" has the meaning set forth in Section 7.8 below.

"Company Debt" means (a) all indebtedness of the Group Companies for the repayment of borrowed money (both the current and long-term portions), whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and all premiums, prepayment penalties, fees and other amounts in respect thereof, (b) all obligations of the Group Companies as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP, (c) all obligations of the Group Companies for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (d) all obligations of the Group Companies under Hedge Contracts, (e) all obligations of the types referred to in clauses (a) through (d) of any Person other than the Group Companies, the payment of which any Group Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (f) all obligations of the types referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of any Group Company (whether or not such obligation is assumed by a Group Company); provided that "Company Debt" shall not include any Liability reflected in the Group Balance Sheet, any Seller Retained Liability, any Liability under the Joint Operating Agreement or any Liability disclosed on Section 3.12 of the Seller Disclosure Schedule.

"Company Transaction Expenses" has the meaning set forth in Section 10.8 below.

"Contract" means any agreement, arrangement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract, including any amendments thereto.

"Controlling Party" means the Party controlling the defense of any Third Party Claim.

"Deductible" has the meaning set forth in Section 6.5(b) below.

"Deposit Amount" has the meaning set forth in Section 2.3 below.

"EENE" has the meaning set forth in the recitals above.

"EENE Assignment" means an assignment of the equity interests in EENE substantially in the form attached hereto as Exhibit F.

"Effective Date" has the meaning set forth in Section 2.3 below.

"Employee Benefit Plans" means each (i) "employee benefit plan" within the meaning of Section 3(3) of ERISA and (ii) each other employment, individual consulting, individual independent contractor, compensation, bonus, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity or other compensatory equity or equity-linked award, health, medical, dental, vision, welfare benefit, pension, profit-sharing, paid-time-off, vacation, severance, termination, retirement, supplemental retirement, excess benefit, savings, change in control, transaction, retention, cafeteria, flexible benefit, accident, life, disability, death benefit or insurance plan, policy, practice, arrangement or agreement, whether or not subject to ERISA, in each case of (i) and (ii), providing current or contingent benefits to any current or former employee, officer, individual manager, individual independent contractor or director of any Group Company or any dependent of any such service provider that is sponsored, maintained, participated in, contributed to or administered by any Group Company or with respect to which any Group Company has or may have any obligation or Liability (whether fixed or contingent).

"Employees" has the meaning set forth in Section 7.9(a) below.

"Encumbrance" means any mortgage, deed of trust, pledge, lien, encumbrance, charge, assessment, reservation, assignment, hypothecation, encroachment or other similar burden, restrictive covenant, condition or restriction, or other security interest or defect in title, whether arising by Contract or any Law, and whether or not filed, recorded or otherwise perfected or effective under any Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Environmental Condition" means (a) any condition with respect to any Asset of a Group Company (or any Group Company with respect to any such Asset) not to be in compliance with any Environmental Law or (b) the existence, with respect to an Asset or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

"Environmental Laws" means any applicable Laws relating to pollution, the protection of the environment or natural resources and/or the release of Hazardous Materials.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" of any entity means any other entity (whether or not incorporated) that, together with such entity, is (or at any relevant time was) required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

"Escrow Account" means the account to be maintained by the Escrow Agent pursuant to the Escrow Agreement.

"Escrow Agent" means Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement.

"Escrow Agreement" has the meaning set forth in Section 2.2(a) below.

"Escrow Amount" means five hundred thousand dollars ($500,000).

"Escrow Release Date" has the meaning set forth in Section 6.6(b) below.

"Escrow Unresolved Claims" has the meaning set forth in Section 6.6(b) below.

"Excluded Assets" means all assets disposed of or distributed by the Group Companies (other than to another Group Company) prior to Closing.

"Excluded Entities" means each of the Excluded Peru Entities, International Support and Soluciones Energeticas S.R.L.

"Excluded Peru Entities" means each of BPZ Lote XIX S.R.L., BPZ Lote XXII S.R.L., BPZ Lote XXIII S.R.L., BPZ Lote Z-1 S.R.L. and BPZ Z-1 OIL S.R.L.

"Final Closing Date" means July 24, 2015.

"Final Order" means an Order or Official Action (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended, (b) in relation to which no appeal is pending or has been granted and (c) as to which the prescribed time for filing an appeal, and for the entry of orders staying, reconsidering, or reviewing the applicable Governmental Authority's own motion has expired.

"Final Resolution" means, with respect to any Claim, (a) a Final Order or (b) the resolution by joint written agreement of the Parties with respect to such Claim.

"Fundamental Representations" means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.9, Section 3.12 and Section 3.16(b).

"GAAP" means United States generally accepted accounting principles or International Financial Reporting Standards, as applicable, in each case consistently applied.

"Government Official" means any officer or employee of a Governmental Authority or any department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States.

"Governmental Approvals" means any authorization, approval, consent, license, registration, lease, ruling, clearance, direction, permit, tariff, certification, order, privilege, franchise, membership, entitlement, exemption, filing or registration by, with, or issued by, any Governmental Authority.

"Governmental Authority" means the government of the United States of America, any other nation (including Peru) or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any government license, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

"Group Balance Sheet" means the individual and consolidated balance sheets of the Group Companies as of the Balance Sheet Date as set forth under the heading "Balance Sheet Data" on Exhibit C hereto.

"Group Companies" means, collectively, BPZ Texas, BPZ E&P, BPZ Marine, EENE and, from and after formation, BPZ Holdco and BPZ GP, and each of them individually, a "Group Company".

"Hazardous Material" means any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, or a pollutant or contaminant under Environmental Laws, including friable asbestos-containing materials, polychlorinated biphenyls, petroleum, petroleum hydrocarbons or any fractum or byproduct thereof.

"Hedge Contract" means any contract to which any Group Company is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

"Hydrocarbon Interests" means all rights, titles, interests and estates now owned or held or hereafter acquired by BPZ E&P in and to oil and gas leases and/or licenses, oil, gas and mineral leases and/or licenses, or other liquid or gaseous hydrocarbon leases and/or licenses, including the Block Licenses and the Block Z-1 License Contract, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

"Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

"Indemnified Party" means a Party entitled, or seeking to assert rights, to indemnification under Article 6, whether on behalf of itself or any of its respective Buyer Indemnitees or Seller Indemnitees, as applicable.

"Indemnifying Party" means the Party from whom indemnification is sought by the Indemnified Party.

"Insurance Policy" has the meaning set forth in Section 7.10 below.

"Interests" means, collectively, after giving effect to the Internal Restructuring (a) the 100% ownership interest of Seller in BPZ Holdco and (b) the 99.99% ownership interest of Seller in each of BPZ GP and BPZ Texas.

"Internal Restructuring" has the meaning set forth in Section 7.6(a) below.

"International Support" means International Support L.P.

"Joint Instruction" has the meaning set forth in Section 6.6(a) below.

"Joint Operating Agreement" means that certain Joint Operating Agreement, dated April 27, 2012, by and between BPZ E&P and Pacific Off Shore Peru S.R.L. (f/k/a BPZ Norte Oil S.R.L.) by which operations are conducted in the Block Z-1.

"Knowledge of Seller" or "Seller's Knowledge," when used with reference to any matter covered by a representation, warranty, covenant or other provision of this Agreement means, with respect to Seller, the actual knowledge of the executive officers and senior managers of Seller and each of the individuals listed on Exhibit A, and the knowledge of such facts or matters such individuals would reasonably be expected to discover or become aware of after conducting a reasonable investigation in the Ordinary Course of Business.

"Laws" means any constitution, statute, code, regulation, rule, law, act, treaty, ordinance, writ, regulation, license, permit, written directive, written requirement, injunction, Order, judgment, ruling, charge, or other restriction of any applicable Governmental Authority, including as applicable in the United States of America and in Peru.

"Liabilities" means any liabilities, obligations or commitments of any nature, whether known or unknown.

"Losses" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses, expenses, and fees, including arbitration and court costs and reasonable legal fees and expenses incurred in investigating, defending or prosecuting any of the foregoing.

"Material Adverse Effect" means any change, event, fact, condition, effect or occurrence that is materially adverse to (i) the business, financial condition, Assets, liabilities or results of operations of the Group Companies, taken as a whole or (ii) the ability of Seller to perform its obligations under this Agreement; provided, that a "Material Adverse Effect" shall not include changes, events, effects or occurrences (individually or taken together) resulting from or arising out of (a) any change generally affecting the international or Peruvian national oil and gas sector (including changes in commodity prices or general market prices, and changes in general market, economic, financial, or political conditions); (b) any change in markets for commodities or

supplies, including electric power, natural gas, emissions, fuel, coal or water; (c) any change in the financial, banking or securities markets or any change in the general international, national or regional economic conditions, including as a result of terrorist activity, acts of war or acts of public enemies; (d) the announcement or pendency of the transactions contemplated hereby; (e) changes in any industry standards, Laws, Tax policy, other fiscal conditions, accounting standards or regulatory accounting requirements or changes in the interpretation thereof after the date hereof; (f) earthquakes, hurricanes, floods, acts of God or other natural disasters; (g) the failure or inability of any Group Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether or not a Material Adverse Effect has occurred; (h) acts of war, sabotage or terrorism, military actions or the escalation thereof; (i) any action taken at the express written request of Buyer and/or its Affiliates or expressly permitted pursuant to the express terms of this Agreement; or (j) natural declines in oil and gas well performance (for purposes of clarity, excluding declines caused by downhole blowouts, impairment through downhole risks other than blowouts or the effects resulting from the acts or omissions of any operator thereof, which shall be considered for purposes of determining whether a "Material Adverse Effect" may have occurred); provided, that, in the case of the foregoing clauses (a), (b), (c), (e), (f) and (h), if such effect disproportionately affects the Group Companies as compared to other Persons that operate in the industries in which the Group Companies operate, then such effect may be taken into account in determining whether a Material Adverse Effect has occurred.

"Material Contracts" has the meaning set forth in Section 3.13(a) below.

"Measurement Time" means 11:59 pm (central time) as of the date immediately preceding the Closing Date.

"Multiemployer Plan" has the meaning set forth in Section 3.23 below.

"Multiple Employer Plan" has the meaning set forth in Section 3.23 below.

"Non-controlling Party" means the Party not controlling the defense of any Third Party Claim.

"Non-Party Affiliates" has the meaning set forth in Section 10.12 below.

"Official Action" means any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective or presently existing and as may become effective in the future, by any Governmental Authority, court, administrative body, or other tribunal.

"Oil and Gas Assets" means (a) Hydrocarbon Interests; (b) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (c) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, transportation, purchase,

exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (d) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (e) any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

"Order" means any injunction, judgment, order, decree, ruling, or charge of a Governmental Authority.

"Ordinary Course of Business" means the ordinary course of business consistent with the affected Party's past custom and practice (including with respect to quantity and frequency).

"Organizational Documents" means, as applicable, the certificate of incorporation, articles of incorporation, bylaws, certificate of limited partnership, partnership or limited partnership agreement, certificate of formation, regulations, limited liability company agreement, operating agreement and each other Contract or instrument (i) pursuant to which a Person is established and organized or (ii) which establishes the governance of such Person.

"Parties" and "Party" has the meaning set forth in the introductory paragraph hereof.

"Pension Plan" has the meaning set forth in Section 3.23 below.

"Permit" means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, waiver of any of the foregoing or approval of a Governmental Authority.

"Permitted Action" means (i) any failure to pay any cash call (including any invoice for any Joint Account expenses) under the Joint Operating Agreement (but expressly excluding any failure to pay any amount payable to any Governmental Authority (including any tax detraction) with respect to such cash calls (or invoices for such Joint Account expenses)), (ii) any distribution of Cash or payment of any dividend directly or indirectly to Seller by any Group Company to the extent such distribution does not reduce Cash below the Required Cash Amount and that would not impair the ability of any Group Company to pay any tax detraction or similar amounts that are or may become payable to any Governmental Authority prior to Closing and (iii) any actions necessary to effect the Internal Restructuring as described on Exhibit B.

"Permitted Encumbrances" means any of the following: (i) the Encumbrances listed on Section 1.1(b) of the Seller Disclosure Schedule, (ii) Encumbrances for Taxes and assessments or other charges or levies of Governmental Authorities that are not yet delinquent or

are being contested in good faith by appropriate proceedings, in each case for which adequate reserves are established on the Group Balance Sheet, (iii) Encumbrances incurred in the Ordinary Course of Business (including inchoate Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen or inchoate Encumbrances in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations) each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action, in each case for which adequate reserves are established on the Group Balance Sheet, (iv) any rights obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any asset in any manner including all applicable Laws or under any Environmental Laws, (v) with respect to the Interests, any restrictions on further transfer imposed by applicable Securities Laws, (vi) defects of title, easements, rights of way, and other similar charges or Encumbrances, (vii) zoning, building and other generally applicable land use restrictions which are not violated by the current use of the Oil and Gas Assets, (viii) landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Encumbrances arising by operation of law or otherwise in the Ordinary Course of Business or incident to the exploration, development, operation and maintenance of Oil and Gas Assets each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action, in each case for which adequate reserves are established on the Group Balance Sheet, (ix) contractual Encumbrances which arise in the Ordinary Course of Business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases and/or licenses, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are established on the Group Balance Sheet; (x) Encumbrances arising solely by virtue of any statutory or common law provision or any deposit account agreement or similar agreement relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account and such deposit account is intended by any Group Company to provide collateral to the depository institution; and (xi) Encumbrances on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases and/or licenses, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the Ordinary Course of Business for Liabilities which are not delinquent and which, in the case of each of the forgoing clauses (i) through (xi), do not materially interfere with the construction, operation, use, maintenance or ownership of the Oil and Gas Assets or materially and adversely affect the rights of the Group Companies to produce from the Hydrocarbon Interests or to the Hydrocarbons produced from the Hydrocarbon Interests or the proceeds therefrom and that would ordinarily be accepted by a reasonably prudent purchaser engaged in the business of owning and operating Oil and Gas Assets.

"<u>Person</u>" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

"<u>Perupetro Guarantee Approval</u>" means the approval by Perupetro S.A. of the replacement of Seller as BPZ E&P's corporate guarantor under the Block Z-1 License by Buyer or a solvent parent company or Affiliate of Buyer.

"<u>PRE</u>" means Pacific Onshore Peru S.R.L. (formerly BPZ Norte Oil S.R.L.).

"<u>PRE Forbearance</u>" means, as set forth in the letter agreement between PRE and Buyer or its Affiliates, the agreement of PRE to forbear from exercising any and all rights that it may have pursuant to Article 8 of the Joint Operating Agreement to enforce a mortgage and security interest or otherwise foreclose on BPZ E&P's Participating Interest (as defined in the Joint Operating Agreement), in each cash as described in such letter agreement.

"<u>Prudent Oil & Gas Practices</u>" means those practices, methods, standards, and acts (including those engaged in or approved by a significant portion of the oil and gas industry operating offshore Peru) that, at a particular time, in the exercise of good judgment, and in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result in material compliance with all Laws and in a manner consistent with safety, economy, and expedition. Prudent Oil & Gas Practices are not necessarily defined as the optimal standard practice method or act to the exclusion of others, but rather refer to a range of action reasonable under the circumstances.

"<u>Purchase Price</u>" has the meaning set forth in <u>Section 2.1(a)</u> below.

"<u>Purchase Price Allocation Schedule</u>" has the meaning set forth in <u>Section 2.8</u> below.

"<u>Records</u>" means the books, records and files of each Group Company, to the extent in the possession or control of Seller or any of Seller's Affiliates, including any and all well, title, land, division order, title curative, legal, Contract, dispute, Tax, financial, correspondence, technical, engineering (including maps, daily drilling reports, completion daily activity reports, facilities construction daily reports), environmental and safety records and information, in whatever forms maintained by Seller or any of Seller's Affiliates (including electronic files, spreadsheets and folders, emails and other electronic or digital media).

"<u>Related Party</u>" means (i) Seller and any Group Company, (ii) any Affiliate of Seller (other than the Group Companies), and (iii) any officer, manager or director of Seller or any Affiliate of Seller (including the Group Companies).

"<u>Released Parties</u>" means the Group Companies, Buyer, Harbour Energy Ltd., Alfa, S.A.B de C.V., Pacific Rubiales Energy Corp., BPZ Norte Oil S.R.L., and each of their respective Affiliates.

"<u>Remediation</u>" means, with respect to an Environmental Condition, the implementation and completion of any investigative, remedial, removal, response, construction, closure, disposal,

restoration or other corrective actions, including monitoring, required under Environmental Laws to investigate, correct, remove or otherwise address such Environmental Condition.

"Representative" of any Person, means any director, officer, consultant, employee, agent, advisor or other representative of such Person.

"Required Cash Amount" means $1,000,000 Cash, net of any restricted cash amounts or other cash balances supporting bonds, letters of credit, guarantees or other similar obligations.

"Required SO Condition" has the meaning set forth in Section 5.3(b) below.

"Sale Order" means an order of the Bankruptcy Court, in form and substance satisfactory to Seller, Buyer and the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case, approving the transaction contemplated in this Agreement and authorizing, among other things, (a) the execution, delivery and performance by Seller of this Agreement; (b) the sale of the Interests to Buyer on the terms set forth herein and free and clear of all Encumbrances (other than Permitted Encumbrances); and (c) the performance by Seller of its obligations under this Agreement.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Law" has the meaning set forth in Section 4.8 below.

"Seller" has the meaning set forth in the introductory paragraph above.

"Seller Closing Amount" has the meaning set forth in Section 2.1(b) below.

"Seller Consents" means the consents, filings, notices, authorizations, and/or approvals listed in Section 5.1(k) of the Seller Disclosure Schedule.

"Seller Disclosure Schedule" has the meaning set forth in Article 3 below.

"Seller Indemnitees" has the meaning set forth in Section 6.2 below.

"Seller Retained Liabilities" means (a) all Liabilities arising out of, in connection with, attributable to or related to the ownership of any of the Excluded Entities, (b) all Liabilities arising out of, in connection with, attributable to or related to the ownership or operation of the Excluded Assets, whether arising prior to, on or after the Closing, (c) any Change of Control Amounts and (d) any Severance Obligations in excess of $2,000,000.

"Severance Obligations" means any severance payment or similar obligation of any Group Company to any director, officer, manager, employee, or any other consultant, independent contractor or other service provider employed or engaged by any Group Company pursuant to any contract with such Person existing as of or prior to the Closing that would arise from the termination (including termination with or without cause and voluntary termination) of the position, office, employment or engagement of such Person upon or at any time after Closing, or that exists as of the Closing as a result of any such termination prior to Closing, including any severance, bonus, or tax indemnification obligations or other similar payments and

the Group Companies' portion of any Medicaid, Social Security or unemployment or other federal, state, local of foreign Taxes in respect of such payments, but excluding salary, accrued bonus, accrued vacation and other compensation and benefits through the date of any such termination, and further excluding any payment or other obligation pursuant to Law.

"Spin-Off Assets" means the assets described on Exhibit G.

"Spin-Off Contract" means that certain Purchase and Sale Agreement, dated as of July 8, 2015, by and between Seller and Zorritos.

"Spin-Off Date" has the meaning given such term in the Spin-Off Contract.

"Spin-Off Transaction" means the transactions contemplated by the Spin-Off Contract and Section 7.15 of this Agreement.

"Straddle Period" means any Tax period that includes but does not end on the Closing Date.

"Survival Period" has the meaning set forth in Section 6.4(a) below.

"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat and unclaimed property obligations, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, withholding, or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; (iii) license, registration and documentation fees; (iv) customs' duties, tariffs, and similar charges; and (iv) any liability in respect of any items described in clauses (i) through (iii) payable by reason of contract, assumption, transferee or successor liability, operation of law, U.S. Treasury Regulation Section 1.1502-6(a) or any analogous or similar provision of law (or any predecessor or successor thereof) or otherwise.

"Tax Returns" means all income, excise, sales unemployment, employer and employee withholding, social security, occupation, franchise, and other returns, claims for refund, information returns, reports or other document (including schedules or any related supporting information) required by federal, foreign, state or local Law relating to Taxes.

"Third Party" means any Person other than a Party or any of their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 6.3(a) below.

"Transaction Documents" means this Agreement and any other documents, Contracts or instruments executed and delivered by a party hereto pursuant to this Agreement or in connection with the transactions contemplated hereby.

"Transfer Taxes" has the meaning set forth in Section 8.2 below.

"Turbine Assets" means, collectively, the three GE LM 6000 PD Sprint Units described in Section 3.28 of the Seller Disclosure Schedule, and associated personal property and, if transferrable, contractual rights; provided that Buyer shall not be required to pay any amounts or assume any obligations in connection with the transfer of any contractual rights.

"Turbine Sale" has the meaning set forth in the recitals above.

"Turbine Proceeds" has the meaning set forth in the recitals above.

"WARN Act" has the meaning set forth in Section 3.22(h) below.

"Zorritos" means Zorritos Peru Holdings Inc.

"Zorritos Parties" means each of BPZ Lote XXIII, S.R.L. and Zorritos.

1.2 Rules of Interpretation. The singular includes the plural, and the plural includes the singular. A reference to any Law includes any amendment or modification thereto, all rules and regulations promulgated under such Law and all administrative and judicial authority exercisable thereunder. A reference to a Person includes its permitted successors and assigns. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified. The word "including" shall mean including without limitation. Any date specified for any action hereunder that is not a Business Day shall be deemed to mean the first Business Day after such date. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made an integral part hereof.

ARTICLE 2
PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale; Closing.

(a) At the Closing, concurrently with the payment of the Purchase Price by Buyer to Seller, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, subject to the terms hereof, all of the Interests, free and clear of all Encumbrances other than Permitted Encumbrances. The purchase price for the Interests shall be an amount equal to Eight Million Five Hundred Thousand U.S. Dollars ($8,500,000) (such amount, the "Purchase Price").

(b) At the Closing, Buyer shall pay or cause to be paid (i) to Seller, in U.S. dollars and in immediately available funds via wire transfer to an account designated by Seller in writing, an amount equal to (A) the Purchase Price, minus (B) the aggregate amount of all Company Debt, minus (C) the Deposit Amount, minus (D) the Escrow Amount (the result of the foregoing clauses (A)-(D), the "Seller Closing Amount") and (ii) to the Escrow Agent, in U.S. dollars and in immediately available funds via wire transfer to the Escrow Account, an amount equal to the Escrow Amount.

(c) The closing of the sale of the Interests pursuant to this Agreement (the "Closing") shall take place at the offices of Seller in Houston, Texas, commencing at 9:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions that by their nature are to be satisfied at the Closing but subject to satisfaction of such conditions at Closing), or at such other date, time and location as Buyer and Seller may mutually agree (the "Closing Date").

2.2 Closing Deliveries.

(a) Seller's Closing Deliverables. At Closing, Seller will deliver, or cause to be delivered, to Buyer or its designees (i) counterparts executed by Seller to agreements assigning and conveying the Interests to Buyer in accordance with the terms of this Agreement, in form and substance reasonably acceptable to Buyer, (ii) a counterpart of an Escrow Agreement, in form and substance reasonably acceptable to Seller and Buyer (the "Escrow Agreement"), duly executed by Seller (with a counterpart delivered to the Escrow Agent), (iii) an affidavit of non-foreign status, in form and substance reasonably satisfactory to Buyer, that complies with Section 1445 of the Code, (iv) a copy of the Certificates of Capital Invested with respect to (A) each of BPZ Marine, BPZ E&P and EENE, (B) each of the Excluded Peru Entities and (C) each of the Excluded Entities, in form and substance reasonably satisfactory to Buyer, (v) to the extent requested by Buyer, a transition services agreement, in form and substance reasonably satisfactory to Seller and Buyer, (v) counterparts of the Assignment and Bill of Sale and the Assumption Agreement, duly executed by the applicable Zorritos Parties and Group Companies identified as parties thereto, as applicable, dated as of the Closing Date, (vi) a counterpart of the EENE Assignment, duly executed by the applicable Zorritos Parties and dated as of the Closing Date and (vi) the documents specified in Sections 5.1(d), (j), (k), (m) and (n).

(b) Buyer's Closing Deliverables. At Closing, Buyer will deliver, or cause to be delivered, to Seller or its designees: (i) counterparts executed by Buyer to agreements assigning and conveying the Interests to Buyer in accordance with the terms of this Agreement, in form and substance reasonably acceptable to Seller, (ii) a counterpart of the Escrow Agreement duly executed by Buyer (with a counterpart delivered to the Escrow Agent), (iii) a counterpart of the Assumption Agreement duly executed by Buyer, (iv) from the subsidiaries of Buyer holding the equity interests in EENE, the EENE Assignment and (v) the documents specified in Sections 5.2(c), (e) and (g).

(c) Other Deliverables. In addition, Buyer and Seller shall execute and deliver any other documents required for closing under applicable Law, and any other customary closing documents reasonably requested by either Party to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

2.3 Conditions to Effectiveness; Deposit Amount. Notwithstanding the execution of this Agreement, no Section of this Agreement other than this Section 2.3 or Article 10 shall become effective or binding upon the Parties until such date as: (i) Buyer has deposited with Seller, in U.S. dollars and by wire transfer of immediately available funds, an amount equal to $500,000 (such amount, together with any interest earned thereon, the "Deposit Amount" and

such date, the "Effective Date"). The Deposit Amount may be deposited in an interest-bearing account or accounts and shall be applied as set forth in Section 2.4 below.

2.4 Disposition of Deposit Amount.

(a) If the Closing shall occur, the Deposit Amount shall be credited against the Purchase Price.

(b) If on the Final Closing Date: (i) all of the conditions precedent in Section 5.1 have been satisfied or waived, and (ii) Buyer is in breach of its obligations in Section 2.1 or of any of its other material representations, warranties and covenants hereunder such that the conditions precedent in Section 5.2(a) and/or Section 5.2(b) are not then satisfied: (A) Seller may in its sole discretion terminate this Agreement effective as of the Final Closing Date, and (B) Seller shall be entitled to indefeasibly retain the entirety of the Deposit Amount, which Deposit Amount shall constitute liquidated damages for Buyer's breaches hereunder.

(c) If: (i) this Agreement is validly terminated by either Party in accordance with Article 9 or (ii) Seller terminates this Agreement and the requirements in Sections 2.4(b)(i) and (ii) have not been satisfied or have not occurred, the Deposit Amount shall be returned by Seller to Buyer within three (3) Business Days of receipt by Seller of written wire transfer instructions specifying the account(s) to which the Deposit Amount is to be returned.

(d) The Parties acknowledge and agree that the retention by Seller of the Deposit Amount pursuant to Section 2.4(b) above: (i) is intended as liquidated damages and is not a penalty, (ii) is Seller's sole and exclusive monetary remedy for Buyer's breach, default and failure under Section 2.1, it being understood that this subclause shall not limit the exercise by Seller of its rights to terminate this Agreement, (iii) is in reasonable proportion to the probable Loss suffered by Seller, and (iv) the amount of Seller's actual Loss is incapable or difficult of precise estimation.

2.5 **[INTENTIONALLY OMITTED]**

2.6 **[INTENTIONALLY OMITTED]**

2.7 Withholding. Buyer and the Escrow Agent shall be entitled to deduct and withhold (or have deducted and withheld) from the consideration otherwise payable hereunder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8 Purchase Price Allocation. Within one hundred and twenty (120) days after the Closing Date, Buyer shall deliver to Seller a schedule allocating the Purchase Price (and applicable liabilities of BPZ Holdco, BPZ GP and BPZ Texas) among the assets of BPZ Holdco and BPZ Texas (the "Purchase Price Allocation Schedule") in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or

non-US Law). Buyer and Seller shall make appropriate adjustments to the Purchase Price Allocation Schedule, as finally determined, to reflect any subsequent changes in the Purchase Price (or other relevant amounts). The Purchase Price Allocation Schedule, as finalized in accordance with the terms hereof, shall be binding on all parties hereto, and subject to appropriate changes to the Purchase Price Allocation Schedule to reflect adjustments to amounts paid to the Seller, the parties hereto shall file (or caused to be filed) all Tax Returns consistently with the Purchase Price Allocation Schedule, as finally determined, and not take any position during the course of any audit or other proceeding that is inconsistent therewith, unless otherwise required by a determination of a Governmental Authority that is final.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Buyer prior to the execution of this Agreement, including the documents attached to or delivered together with such disclosure schedule (the "Seller Disclosure Schedule"), Seller hereby represents and warrants to Buyer as follows:

3.1 Organization, Qualification and Power. Each of Seller and each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concept exists under the law of its incorporation or organization), has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its Assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing (to the extent such concept exists under applicable Law in the relevant jurisdiction) in, every jurisdiction where such qualification is required, except where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Authorization. Except for such authorization as is required by the Bankruptcy Court pursuant to the Sale Order, Seller has the requisite corporate power and authority to execute and deliver this Agreement and/or the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to sell and transfer (pursuant to this Agreement) the Interests. The execution and delivery by Seller of this Agreement and the other Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by the requisite corporate action on the part of Seller.

3.3 Enforceability. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of the other Transaction Documents to which it is a party, such Transaction Documents will constitute (in each case assuming the due and valid execution and delivery by each other party hereto and thereto), its valid and legally binding obligation, enforceable against it in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws affecting creditors' rights generally, to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).

3.4 Noncontravention. The execution and delivery by Seller of this Agreement does not, and the execution and delivery of each of the other Transaction Documents by Seller and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation of any Law or Governmental Approval applicable to Seller or any Group Company; (b) conflict with or result in a violation of any provision of the Organizational Documents of Seller or any Group Company; (c) except as may be deemed to exist pursuant to Article 12 of the Joint Operating Agreement or that arise as a result of the Internal Restructuring, conflict with, result in a breach of, or constitute (with or without the giving of notice or the passage of time or both) a default under, give rise to any termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of any Group Company to make any payment under, any Material Contract, except for such violations, defaults, breaches, or other occurrences as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, be material to the Group Companies; or (d) result in the creation or imposition of any Encumbrance upon the Interests, or any of the Oil and Gas Assets of BPZ E&P, other than a Permitted Encumbrance.

3.5 Ownership. After giving effect to the Internal Restructuring, (a) Seller will own (beneficially and of record) all of the Interests free and clear of all Encumbrances other than Permitted Encumbrances (or Encumbrances that arise as a result of the express actions specified in Exhibit B), (b) Seller will have no interest in BPZ Holdco, BPZ GP or BPZ Texas other than the Interests, (c) the Interests, together with the equity interests in BPZ GP and BPZ Texas held by BPZ Holdco, will represent all of the equity interests in BPZ Holdco, BPZ GP and BPZ Texas, as applicable, and (d) all of the Interests have been duly authorized and are validly issued and are fully paid and nonassessable, and there are no certificates that evidence the Interests. Each Group Company (a) owns, free and clear of all Encumbrances other than Permitted Encumbrances, the interests in the other Group Companies indicated in Section 3.5(a)(i) of the Seller Disclosure Schedule and (b) after giving effect to the Internal Restructuring, will own, free and clear of all Encumbrances other than Permitted Encumbrances (or Encumbrances that arise as a result of the actions specified in Exhibit B), the interests in the other Group Companies indicated in Section 3.5(a)(ii) of the Seller Disclosure Schedule. Other than as provided in Section 3.5(a)(i) of the Seller Disclosure Schedule and, following the Internal Restructuring, Section 3.5(a)(ii) of the Seller Disclosure Schedule, other than, after giving effect to the Turbine Sale, the Turbine Assets, no Group Company owns (or will own), directly or indirectly, any equity interest in, or has (or will have) any investment in or outstanding loans to, any Person other than to another Group Company. There are no outstanding or authorized options, restricted shares, restricted stock units, stock appreciation rights, profits interests, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts, agreements, commitments, real or phantom equities, Actions, or demands that are valued, in whole or in part, by reference to an interest in any Group Company or that require any Group Company to issue, sell, or otherwise cause to become outstanding any membership interests or any equity securities or other interests in any Group Company or that could require Seller to sell, transfer, or otherwise dispose of any such interest (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Interests. At Closing, Buyer will acquire good and valid title to the Interests, free and clear of all Encumbrances, except for restrictions on transfer pursuant to

applicable securities laws, Encumbrances that exist as a result of the express actions specified in Exhibit B or Encumbrances existing in the Organizational Documents of the Group Companies.

3.6 Legal Compliance. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, Seller and each Group Company are, and at all times have been, in compliance with all Laws applicable to it and all Governmental Approvals applicable to its Assets, except where non-compliance with such Laws has not been, and would not reasonably be expected to be, material to Seller or any Group Company. None of Seller or any Group Company have received from any Governmental Authority any notice that any of such Persons are in violation of any Laws or Governmental Approvals that remain uncured.

3.7 Litigation. Except as set forth in Section 3.7 of the Seller Disclosure Schedule:

(a) there are no pending Actions, non-pending Actions that are subject to an appeal or within the timeframe that an appeal can still be brought, or, to the Knowledge of Seller, threatened Actions against Seller or any Group Company that (i) would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (ii) relates to or could reasonably be expected to result in a liability in excess of $100,000 to any Group Company or materially and adversely affect any Group Company or the Oil and Gas Assets of BPZ E&P. There is no unsatisfied judgment, court order, arbitral award, or administrative decisions or resolutions against any Group Company, and no order has been made or petition presented or resolution passed or other steps taken for the winding up or dissolution of any Group Company. There are no unsatisfied judgments or fines relating to any administrative decisions or resolutions against any Group Company, and any corrective measures requested in any administrative decisions or resolutions against a Group Company have been satisfied and completed; and

(b) there are no pending Actions that would be reasonably expected to affect in any material respect any of the Assets or operations of any Group Company, and, to the Knowledge of Seller, there are no claims, controversies, events or facts currently existing that would, or would be reasonably likely to, trigger any Actions against any Group Company or any of their respective Assets.

3.8 Governmental Approvals. Other than (a) entry of the Sale Order and (b) the Perupetro Guarantee Approval and subsequent ratification thereof by the Peruvian government by issuance of a Supreme Decree, to Seller's Knowledge, no Governmental Approval will be required to be obtained by Seller in connection with the transactions contemplated by this Agreement or any other Transaction Document.

3.9 Brokers' Fees. Neither Seller nor any Group Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than with respect to any fees or commissions which shall be due and payable at Closing and which shall be paid by Seller at the Closing from the Purchase Price proceeds.

3.10 Bank Accounts, Powers of Attorney. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, (a) there are no bank accounts, safe deposit boxes, or related powers of attorney for any Group Company, and (b) no Person holds any outstanding powers of attorney for banking or other purposes on behalf of any Group Company.

3.11 Maintenance of Separateness. Seller has not failed to satisfy in all material respect any customary corporate or entity formalities with respect to any Group Company, including: (i) the holding of regular member and manager meetings, if required, and (ii) the maintenance of separate records.

3.12 Financial Statements; No Undisclosed Liabilities.

(a) The Group Balance Sheet was prepared in accordance with GAAP and presents fairly in all material respects the consolidated financial position of the Group Companies as of the date indicated therein (and, for the avoidance of doubt, does not include any assets that are not currently owned by the Group Companies), subject to normal year-end adjustments and lack of footnotes and other presentation items.

(b) No Group Company has any Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Group Balance Sheet, (ii) that were incurred in the Ordinary Course of Business since the Balance Sheet Date and which do not exceed, in the aggregate, $250,000, (iii) relating to Severance Obligations, (iv) set forth on Section 3.12 of the Seller Disclosure Schedule, (v) obligations existing under any contract entered into prior to the date of the Group Balance Sheet that were entered into in the Ordinary Course of Business to the extent such obligations are not currently due and owing and (vi) which are not material, individually or in the aggregate, to the Group Companies.

(c) No Group Company has any Company Debt.

(d) The Amount in Default as of the date of this Agreement is $18,848,129.

(e) The Group Companies have Cash in an amount equal to or greater than the Required Cash Amount.

3.13 Material Contracts.

(a) Section 3.13(a) of the Seller Disclosure Schedule lists each Contract in existence as of the date of this Agreement to which any Group Company is a party or by which any Group Company or any of their respective Assets are bound that provide for any of the following (collectively, the "Material Contracts"):

(i) payments by any Group Company that can reasonably be expected to result in aggregate payments of more than $100,000 during the current or any subsequent calendar year or $500,000 in the aggregate over the term of such Contract;

(ii) revenues to any Group Company that can reasonably be expected to result in aggregate revenues of more than $100,000 during the current or any subsequent

calendar year or $500,000 in the aggregate over the term of such Contract (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii) any lease, joint operating agreement, Governmental Approval, licensing agreement or similar Contract pertaining to the exploration or development of Hydrocarbons;

(iv) the gathering, transportation, storing, treating or processing of Hydrocarbons produced from the Oil and Gas Assets of BPZ E&P or to which the Oil and Gas Assets of BPZ E&P are subject and that is not cancelable by BPZ E&P without penalty on not more than 60 days prior notice;

(v) any "change of control" or similar provision pursuant to which the consummation of the transactions contemplated hereby would give rise to any preferential purchase right or other right to acquire any interest in any Asset or any equity interest in any Group Company;

(vi) other than non-consent provisions and preferential purchase rights as may be contained in the Joint Operating Agreement, a requirement that, after the Effective Time, any Group Company sell, lease, farm-out or otherwise dispose of any interests in any of the Group Companies' Assets;

(vii) the sale, exchange or other disposition of Hydrocarbons produced from the Oil and Gas Assets of BPZ E&P and that is not cancelable by BPZ E&P without penalty on not more than 60 days prior notice;

(viii) any Tax partnership(s);

(ix) any farm-in, farm-out, exploration, joint development, participation or similar agreement to which any of the Oil and Gas Assets of BPZ E&P are subject;

(x) other than as set forth in the Joint Operating Agreement, any option to purchase or call on Hydrocarbons produced from the Oil and Gas Assets of BPZ E&P, or any production payment agreement related to the Oil and Gas Assets of BPZ E&P that will be binding on any Group Company or Buyer after the Effective Time;

(xi) the creation of any area of mutual interest;

(xii) the incurrence or guarantee of any Company Debt;

(xiii) any limitation on the ability of any Group Company or any of their Affiliates to engage in any line of business or any oil and gas exploration or production activity or otherwise compete with any Person or in any geographic area;

(xiv) any Hedge Contracts;

(xv) any leases (other than relating to the Oil and Gas Assets of BPZ E&P) to which any Group Company is a party (including (A) leases of office space and other real property and (B) leases of personal property) and as to which any Group Company has obligations of $50,000 or more in the aggregate after the Effective Time;

(xvi) any operating bonds and letters of credit with respect to which a Group Company is liable or contingently liable;

(xvii) any guarantee pursuant to which any Group Company is obligated;

(xviii) any Contract pursuant to which any Group Company has acquired or disposed of any material assets pursuant to which any Group Company has continuing obligations;

(xix) other than the Joint Operating Agreement, any partnership, joint venture or similar arrangement; or

(xx) any Employee Benefit Plan or other agreements or Contracts containing terms relating to the employment or engagement of any officer, director, employee, consultant or other Person by any Group Company on a full-time, part-time, consulting or other basis, in any case: (A) providing an base salary or wages and target cash incentive compensation in excess of $50,000, (B) providing for the payment or provision of any Change of Control Amounts, or (C) restricting any Group Company's ability to terminate the employment or engagement of any employee or consultant at any time without penalty or Liability.

(b) Each Material Contract, (i) with respect to the Group Companies, is legal, valid, binding, enforceable and in full force and effect, and (ii) with respect to the other parties to such Material Contract, to Seller's Knowledge, is legal, valid, binding, enforceable and in full force and effect. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, no Group Company is in breach or default in any material respect under any Material Contract, and no event has occurred that with notice or lapse of time would constitute a breach or default under any Material Contract by any Group Company which would permit termination, modification or acceleration of any obligations under such Material Contract by any party to such Material Contract (other than a Group Company). As of the date of this Agreement, other than with respect to any breaches or defaults that may have occurred under the Joint Operating Agreement, to Seller's Knowledge, no other party to a Material Contract is in breach or default in any material respect under such Material Contract, and no event has occurred that with notice or lapse of time would constitute a breach or default under such Material Contract by such other party, or permit termination, modification or acceleration of any obligations under such Material Contract by any Group Company.

(c) Neither Seller nor any of its Affiliates (other than the Group Companies) are party to any Contract relating to the ownership or operation of any Oil and Gas Assets of the Group Companies.

(d) Seller has, as of the date of this Agreement, made available to Buyer true and complete copies of each of the Material Contracts, including all amendments thereto.

3.14 Taxes. Except as set forth in Section 3.14 of the Seller Disclosure Schedule:

(a) Each of Seller and the Group Companies (i) has timely filed (taking into account any extensions of time to file) all Tax Returns required to be filed by it or on its behalf for taxable periods ending on or before the Closing Date and (ii) except as prohibited by the Chapter 11 Case, has timely paid all amounts of Taxes (whether or not shown on such Tax Returns as due and owing) to the proper taxing authority. All such Tax Returns are true, correct and complete in all material respects. Each of the Group Companies has made full and adequate provision in its books and records and on the Group Balance Sheet for all Taxes which are not yet due and payable. All Taxes which Seller or any of the Group Companies was obligated to collect, deduct or withhold from amounts paid to any customer or other third party, or to any employee, creditor or other third party, have been timely collected, deducted or withheld and paid to the applicable taxing authority. All deficiencies or assessments made as a result of any examination by any taxing authority of the Tax Returns of each of the Seller and the Group Companies have been fully paid.

(b) Buyer has received complete copies of (i) all Tax Returns of Seller and each Group Company relating to taxable periods since December 31, 2009 filed with the Republic of Peru or a Peruvian Taxing authority, (ii) all other Tax Returns of Seller and each Group Company relating to taxable periods since December 31, 2011 and (iii) any audit report of any taxing authority issued within the last three years relating to any Taxes due from or with respect to Seller or any Group Company.

(c) There are no Tax Liens upon the Interests or upon any assets of any Group Company except for Permitted Encumbrances.

(d) None of the Group Companies (i) is currently the subject of an audit or other examination relating to the payment of Taxes of any Group Company by any taxing authority nor has any Group Company received any written notices from any taxing authority that such an audit or examination is contemplated or pending, (ii) has waived or extended any statute of limitations period for assessment in respect of material Taxes beyond the date hereof, (iii) has any liability for the Taxes of any Person by reason of U.S. Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), contract, assumption, transferee or successor liability, operation of law or otherwise, (iv) has ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes, (v) is party to or bound by any Tax sharing agreement, Tax indemnity or similar agreement with respect to Taxes other than customary provisions contained in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes, (vi) has participated in a "reportable transaction" (other than a "loss transaction") within the meaning of U.S. Treasury Regulation Section 1.6011-4(b), (vii) is subject to any private letter ruling of the U.S. Internal Revenue Service or any comparable rulings of any taxing authority, or has entered into any agreement or arrangement with, or has obtained any clearance or consent from, any taxing authority that would binding on Buyer or any of the Group Companies after the Closing, (viii) will be required to include any item of income in, or exclude any item of

deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date and (ix) has granted any Person (other than a current officer of the Group Companies) any power of attorney that is currently in force with respect to any material Tax matter.

(e) To Seller's Knowledge, none of the Group Companies is a party to, or benefited by, any favorable agreement with any taxing authority that would be adversely affected or no longer apply as a result of the transactions contemplated by this Agreement.

(f) No claim has been made in writing by any taxing authority in a jurisdiction in which any Group Company does not file Tax Returns that such Group Company is required to file Tax Returns in that jurisdiction. None of the Group Companies (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

(g) Each Group Company (i) has been since its inception, treated and properly classified as a partnership or an entity disregarded from its owner for U.S. federal and applicable state and local income Tax purposes (ii) as of the Closing, will be an entity disregarded from its owner for U.S. federal and applicable state and local income Tax purposes, and (iii) has not made any filing with any taxing authority, including Form 8832 with the U.S. Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes. Since December 30, 2008, BPZ Texas is, and has been, an entity disregarded from its owner for U.S. federal and applicable state and local income Tax purposes and has not made any filing with any taxing authority, including Form 8832 with the U.S. Internal Revenue Service, to be treated as an association taxable as a corporation for income Tax purposes.

(h) Following the Closing, none of the Group Companies will owe any VAT Tax or other Taxes arising out of the Turbine Sale.

(i) For purposes of this Section 3.14, references to any Group Company shall include any entity that was merged with or liquidated or converted into any Group Company prior to the Closing.

3.15 Environmental Matters. To Seller's Knowledge, except as set forth in Section 3.15 of the Seller Disclosure Schedule:

(a) no Asset of the Group Companies is the subject of any Remediation or enforcement action regarding any actual or alleged presence or release of Hazardous Materials that could reasonably be expected, individually or in the aggregate, to give rise to material liability under Environmental Laws;

(b) neither Seller nor any Group Company has received written notice of any civil, criminal, or administrative action, suit, demand, claim, hearing, investigation or proceeding

under any Environmental Law pending or threatened against a Group Company, or relating to any Asset of the Group Companies, that remains unresolved;

(c) no Group Company is subject to any material obligations to perform Remediation under applicable Environmental Law and there are no Environmental Conditions present at any Asset of the Group Companies that would require Remediation that could reasonably be expected, individually or in the aggregate, to give rise to material liability;

(d) the Group Companies possess, and have possessed, all material Permits or other approvals of Governmental Authorities required under applicable Environmental Laws and none of Seller or any Group Company has received any written notice of proceedings relating to the revocation or material modification of any such Permit or approval that remains outstanding;

(e) the operations of the Group Companies in respect of the Oil and Gas Assets of BPZ E&P and the operations of Third Parties with respect to the Oil and Gas Assets of BPZ E&P, in each case, are and have been in compliance in all material respects with all Environmental Laws; and

(f) Seller has made available to Buyer copies of all material non-privileged reports, studies or analyses initiated by or on behalf of or in the possession of Seller or any Group Company pertaining to the environmental condition of the assets and properties of the Group Companies or concerning compliance with Environmental Laws by any Group Company or Third Party for whose conduct any of the Group Companies could be held responsible.

3.16 Oil and Gas Matters. Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule:

(a) Other than the Group Companies, neither Seller nor any of its Affiliates (other than SMC Ecuador, Inc. and Sucursal Ecuador) owns, nor has it ever owned, any Oil and Gas Assets.

(b) BPZ E&P (i) has a Participating Interest (as defined in the Joint Operating Agreement) under the Joint Operating Agreement and (ii) has an ownership interest in the Block Z-1 License Contract and each of the Block Licenses, in each case as set forth on Section 3.16(b) of the Seller Disclosure Schedule.

(c) Other than with respect to the matters set forth on Section 3.16(c) of the Seller Disclosure Schedule, each Group Company is in compliance in all material respects with all Governmental Approvals applicable to its Assets and all Material Contracts applicable to their operation and possesses all Governmental Approvals necessary for the ownership of its interest in, and conduct of, its business (as conducted as of the date of this Agreement, and without giving effect to the Internal Restructuring), and none of Seller or any Group Company has received any notice of, and, to the Knowledge of Seller, no event has occurred that would give rise to, any administrative or judicial Action or Order that relates to any violation of any such License or other Governmental Approval.

(d) To Seller's Knowledge, BPZ E&P's Oil and Gas Assets have been maintained, operated and developed in accordance with Prudent Oil & Gas Practices and with all Governmental Approvals.

(e) Other than with respect to the notices related to the force majeure events described in clause (g) below, the Block Z-1 License Contract and the Block Licenses owned by BPZ E&P are valid and subsisting and in full force and effect, and there exists no unremedied default by BPZ E&P thereunder and, other than as set forth therein or under applicable Law, there exists no understandings or agreements between Seller or any Group Company, on the one hand, and Perupetro, on the other hand, that relate to the Block Z-1 License Contract or any Block License.

(f) No act or omission by Seller or any of its Affiliates (including the Group Companies) has occurred that would entitle any Governmental Authority to revoke or terminate the Block Z-1 License Contract, any Block License or any other Governmental Approval.

(g) Blocks Z-1, XIX, XXII and XXIII are currently subject to a force majeure event as duly approved by Perupetro pursuant to written notices dated as of March 11, 2015, October 12, 2014, June 21, 2012 and September 5, 2014, respectively, and the causes of such force majeure events are still in effect and there is no fact, event or occurrence related to any such force majeure events that would, or would reasonably be expected to, cause a breach of the obligations of any Group Company under the Block Z-1 License Contract, any Block License or any other Governmental Approval.

(h) The Joint Operating Agreement is valid and subsisting and in full force and effect, and, other than with respect to the matters set forth on Section 3.16(c) of the Seller Disclosure Schedule, there exists no unremedied default by BPZ E&P thereunder.

(i) No claim, notice or order from any Governmental Authority or other Person has been received by Seller or any Group Company due to Hydrocarbon production from the Oil and Gas Assets of BPZ E&P in excess of allowable production established pursuant to applicable Law that would result in any material curtailment of production from the Oil and Gas Assets of BPZ E&P after the Closing Date.

(j) No operations are being conducted or have been conducted pursuant to the Joint Operating Agreement as to which BPZ E&P has elected to be a non-consenting party under the terms of thereof and with respect to which it has not yet recovered its full participation.

3.17 Well Status. As of the date of this Agreement, to Seller's Knowledge, there are no wells constituting a part of the Oil and Gas Assets of the Group Companies or in which any Group Company has any interest that (a) were required by applicable Law or Contract to be plugged and abandoned that have not been plugged and abandoned in accordance in all material respects with all applicable Laws or (b) have been plugged and abandoned but have not been plugged and abandoned in accordance in all material respects with all applicable Laws.

3.18 **[INTENTIONALLY OMITTED]**

3.19 Bonds. All Company Bonds are in amounts as required to be posted and are in full force and effect in satisfaction of the requirements therefor under applicable Laws and Contracts. Other than the Company Bonds, there are no bonds, letters of credit or guarantees required to be posted by Seller or any Group Company with any Governmental Authorities relating to the ownership or operation of the Assets of any Group Company.

3.20 **[INTENTIONALLY OMITTED]**

3.21 **[INTENTIONALLY OMITTED]**

3.22 Employee Matters. To Seller's Knowledge:

(a) No Employee or individual independent contractor of any Group Company currently or has within the past twelve (12) months resided in the United States, provided services to any Group Company from the United States or has otherwise within the last twelve (12) months been subject to any Laws of the United States governing labor and employment;

(b) None of the Group Companies is a party to any employment contract or agreement with any of their Employees that cannot be terminated at will with or without notice by a Group Company and without liability to any Group Company;

(c) Other than as set forth on Section 3.7 of the Seller Disclosure Schedule, there are no pending, or threatened in writing, Actions before any Governmental Authority by any present or former employee of any Group Company alleging a violation of, or noncompliance with, Law relating to employment, employment practices or terms and conditions of employment;

(d) Other than as set forth on Section 3.7 of the Seller Disclosure Schedule, the Group Companies have complied, in all material respects, with all applicable statutory and common laws relating to employment, employment practices and terms and conditions of employment;

(e) No Group Company is a party to, or otherwise bound by, any settlement, consent decree, order or injunction with any Governmental Authority with respect to any employee or group of employees of any Group Company, the terms and conditions of employment of any employees or the working conditions of any employee or group of employees of any Group Company;

(f) No Change of Control Amounts or Severance Obligations exist (other than those required to be paid pursuant to applicable Law, which, in the case of any employees or individual independent contractors of the Group Companies that have been terminated by Seller or its Affiliates (including the Group Companies) on or prior to the Closing, have been paid in full in accordance with applicable Law);

(g) Each Group Company has properly classified all of its individual service providers as either employees or independent contractors and as exempt or non-exempt for all purposes; and

(h) In the twelve (12) months prior to the date of this Agreement, no Group Company has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining

Notification Act (the "WARN Act") or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Group Company or (ii) a "mass layoff" (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of any Group Company.

3.23 Employee Benefit Plans. No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a "Pension Plan"). No Employee Benefit Plan is a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a "Multiple Employer Plan"), nor has any Group Company nor any of its ERISA Affiliates at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Pension Plan, Multiemployer Plan or Multiple Employer Plan.

3.24 **[INTENTIONALLY OMITTED]**

3.25 Absence of Certain Changes. From May 31, 2015 through the date hereof, except as set forth in Section 3.25 of the Seller Disclosure Schedule: (a) the Group Companies have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the Assets of the Group Companies, (c) no Group Company has taken any action, or agreed or committed to take any action, that, if taken from and after the date hereof but prior to the Closing Date, would violate Section 7.3, (d) other than sales of Hydrocarbons in the Ordinary Course of Business and sales of equipment that is no longer necessary in the operation of the Group Companies' Assets or for which replacement equipment of equal or greater value has been obtained, no Group Company has conveyed any of their respective Assets to any Third Party, (e) no dividends or other distributions have been declared, paid or set aside (whether in cash or other property) with respect to the outstanding equity interests of any Group Company and (f) there has been no Material Adverse Effect.

3.26 **[INTENTIONALLY OMITTED]**

3.27 **[INTENTIONALLY OMITTED]**

3.28 Personal Property. The Group Companies own all tangible personal property reflected as owned on the Group Balance Sheet (other than the Turbine Assets or the Barge Assets or any tangible personal property sold since the Balance Sheet Date in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances. All tangible property purchased by any Group Company since the Balance Sheet Date is owned free and clear of all Encumbrances other than Permitted Encumbrances. All material items of personal property and fixtures that are used or useful in the normal operations of the business of the Group Companies are owned by a Group Company and, to Seller's Knowledge, all such items of personal property and fixtures have been maintained in all material respects in a state of repair (normal wear and tear excepted) that is adequate for the purposes for which such items are currently being used.

3.29 **[INTENTIONALLY OMITTED]**

3.30 **[INTENTIONALLY OMITTED]**

3.31 Anti-Corruption and Anti-Bribery Laws. To Seller's Knowledge, none of Seller, any Group Company or any of their respective Affiliates, nor any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on behalf of any Group Company, has, directly or indirectly, in connection with the business of the Group Companies, (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such Government Official, candidate, party or campaign, (ii) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage; (b) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of any Group Company related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law.

3.32 Sanctions and Export Controls. To Seller's Knowledge, none of Seller, any Group Company or any of their respective Affiliates, nor any of their respective directors, officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on behalf of any Group Company (a) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control, or, within the last five (5) years, (b) has violated any economic sanctions Laws. Seller and each Group Company are and for the past five years have been in compliance with and in possession of any and all Governmental Approvals that may be required for the lawful conduct of their business under export control Laws, including the Export Administration Regulations and the International Traffic in Arms Regulations. Within the past five (5) years, neither Seller nor any Group Company has made any voluntary disclosures to U.S. Government authorities under U.S. economic sanctions Laws or U.S. export control Laws or, to the Knowledge of Seller, been the subject of any governmental investigation or inquiry regarding the compliance of Seller or any Group Company with such Laws or been assessed any fine or penalty under such Laws.

3.33 Spin-Off Assets. None of the Spin-Off Assets are used or held for use in connection with the Block Z-1 License Contract or the ownership or operation of the Oil and Gas Assets of BPZ E&P other than the Block Licenses.

3.34 Disclaimer of Other Representations and Warranties.

(a) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE TRANSACTION DOCUMENTS AND EACH OF THE CERTIFICATES EXECUTED AND DELIVERED BY SELLER ON THE CLOSING DATE, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE AS TO THE INTERESTS, THE GROUP COMPANIES OR THEIR ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE GROUP COMPANIES OR THEIR ASSETS, INCLUDING THE ABILITY OF ANY PERSON TO EXTRACT OR PRODUCE HYDROCARBONS.

(b) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE TRANSACTION DOCUMENTS, AND EACH OF THE CERTIFICATES EXECUTED AND DELIVERED BY SELLER AT THE CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE GROUP COMPANIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE OF SUCH PROPERTIES OR ASSETS WITH ANY LAWS, INCLUDING ENVIRONMENTAL LAWS, OR AS TO THE CONDITION THEREOF, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE GROUP COMPANIES ASSETS AND ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

(c) EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE TRANSACTION DOCUMENTS AND EACH OF THE CERTIFICATES EXECUTED AND DELIVERED BY SELLER ON THE CLOSING DATE, NO MATERIALS OR INFORMATION PROVIDED BY, FURNISHED OR COMMUNICATIONS BY SELLER OR ITS REPRESENTATIVES (ORALLY OR IN WRITING), INCLUDING ANY INFORMATION, MATERIAL, PROJECTION OR ADVICE CONTAINED IN THE DUE DILIGENCE MATERIALS OR PROVIDED TO BUYER BY ANY MEMBER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR ANY AFFILIATES THEREOF WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE INTERESTS, ANY GROUP COMPANY OR THEIR ASSETS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization. Buyer: (i) is an exempted limited company duly organized and validly existing under the Laws of the Cayman Islands, (ii) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is

required except where the failure to be so duly qualified or licensed would not reasonably be expected to materially impair Buyer's ability to consummate the transactions contemplated by this Agreement and (iii) has the requisite corporate power and authority to conduct its business as it is now conducted and to own its properties and Assets.

4.2 Authorization. Buyer has the requisite exempted limited company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to purchase (pursuant to this Agreement) the Interests. The execution and delivery by Buyer of this Agreement and the other Transaction Documents and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by the requisite exempted limited company action on the part of Buyer.

4.3 Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and upon the execution and delivery by Buyer of the other Transaction Documents, such Transaction Documents will constitute (in each case assuming the due and valid execution and delivery by each other party hereto and thereto), its valid and legally binding obligation, enforceable against it in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws affecting creditors' rights generally, to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).

4.4 Noncontravention. The execution and delivery by Buyer of this Agreement does not, and the execution and delivery of each of the other Transaction Documents to which it is a party and performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not: (i) conflict with or result in a violation of any Law applicable to Buyer; (ii) conflict with or result in a violation of any provision of the Organizational Documents of Buyer; or (iii) conflict with, result in a breach of, constitute a default under, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its Assets is subject, except to the extent such breach, default or notice would not reasonably be expected to materially impair Buyer's ability to consummate the transactions contemplated by this Agreement. No consent, filing, notice, authorization, or approval of any Governmental Authority or other Person on the part of Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except to the extent such consents (or waivers with respect thereto) have been obtained or which would not reasonably be expected to materially impair Buyer's ability to consummate the transactions contemplated by this Agreement.

4.5 Legal Proceedings. There are no Actions pending or, to Buyer's Knowledge, threatened against Buyer or any of its Assets and properties which would reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

4.6 Bankruptcy. There is no bankruptcy, reorganization, or insolvency Action pending against, being contemplated by or threatened against Buyer.

4.7 Confidentiality Agreement. Harbour Energy is and has at all times been in compliance with its obligations under that certain Confidentiality Agreement, dated April 30, 2015, between Harbour Energy and Seller, as modified by the electronic mail to Joseph Smolinsky from Frank Merola dated June 18, 2015.

4.8 Accredited Investor; Investment. Buyer is an "accredited investor" within the meaning of Regulation D under the Securities Act, and the rules and regulations promulgated thereunder. Buyer acknowledges that none of the Interests has been, or are contemplated to be, registered under any federal, state or local or international securities Laws (collectively, "Securities Laws"), and may not be resold unless permitted under applicable exemptions contained in the Securities Laws or upon satisfaction of the registration or qualification requirements of the Securities Laws. Buyer acknowledges and agrees that it may be required to bear the economic risk of its investments under this Agreement for an indefinite period of time since such investments have not been registered or qualified under the Securities Laws, and, therefore, cannot be sold unless it is subsequently registered or exemptions from registration or qualification are available. Buyer is not acquiring such investments with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer is familiar with investments of the nature of the investments contemplated under this Agreement, understands that these investments involve substantial risks and has substantial knowledge and experience in financial and business matters, including oil and gas properties, such that it is capable of evaluating, and has evaluated, the merits and risks inherent in entering into the transactions contemplated under this Agreement and the other Transaction Documents, and is able to bear the economic risks of such investment.

4.9 Brokers' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid Action by any Person against Seller or any of its Affiliates for a finder's fee, brokerage commission or similar payment.

4.10 Funding. Buyer has, and at the Closing will have, liquid capital, available lines of credit or other committed sources of funds to enable it to pay the Purchase Price on the Closing Date and any other amounts payable pursuant to this Agreement and to perform all of its other obligations under this Agreement and the other Transaction Documents. Such funds were not obtained in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar foreign or domestic anti-corruption, anti-bribery or anti-money laundering Laws.

4.11 Due Diligence Investigation and Other Acknowledgements. Buyer acknowledges and agrees that it has fully and independently conducted its due diligence and, in consummating the transactions contemplated by this Agreement and the other Transaction Documents, is relying exclusively upon: (i) the representations and warranties of Seller contained in Article 3 of this Agreement, in the Transaction Documents and the certificates, Schedules and other documents executed and delivered by Seller under this Agreement and the other Transaction

Documents, and (ii) its own independent due diligence, including its inspections and investigations, of the Group Companies and the Oil and Gas Assets, Liabilities, results of operations, condition (financial or otherwise) and prospects of the Group Companies and the Oil and Gas Assets. Buyer acknowledges and agrees that it has reviewed and accepted the disclaimers set forth in Section 3.34 of this Agreement. Seller has made available for Buyer's review all material information requested by Buyer in connection with the transactions contemplated by this Agreement.

4.12 Turbine Proceeds. Buyer acknowledges and agrees that it shall not under any circumstance have any right of any kind whatsoever to the Turbine Assets or Turbine Proceeds and that this Agreement does not convey any such right.

ARTICLE 5
CONDITIONS TO OBLIGATIONS TO CLOSE

5.1 Conditions to Obligation of Buyer. The obligations of Buyer hereunder to purchase the Interests and consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion);

(a) Representations and Warranties. Each of (i) the Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date except to the extent such representations and warranties were made as of a specified date (in which case they shall be true and correct in all respects as of such specified date) and (ii) the other representations and warranties of Seller set forth in Article 3 above shall be true and correct on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (without regard to any express qualifier therein as to materiality or Material Adverse Effect) except to the extent such representations and warranties were made as of a specified date (in which case they shall be true and correct in the same manner as of such specified date) and, with respect to this clause (ii), except for such breaches that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Performance of Covenants. Seller shall have, in all material respects, performed and complied with all of the covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing;

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect;

(d) Delivery of Certificate. Seller shall have delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date and duly executed by an officer of Seller, which certifies to the effect that each of the conditions specified above in Sections 5.1(a) through 5.1(c) (inclusive) is satisfied in all respects;

(e) License Contracts. No Governmental Authority shall have declared any Group Company to be in breach or default under any of the terms or provisions of the Block Z-1 License Contract or any of the Block Licenses;

(f) Joint Operating Agreement. BPZ Norte Oil S.R.L. shall not have commenced any foreclosure or similar proceedings under the Joint Operating Agreement and the Amount in Default shall not (i) to the extent Closing occurs on or before July 14, 2015, be in excess of $45,000,000 and (ii) to the extent Closing occurs after July 14, 2015, be in excess of $75,000,000;

(g) Bankruptcy. No bankruptcy, insolvency, reorganization, receivership or similar proceedings shall be pending against any Group Company;

(h) Internal Restructuring. The Internal Restructuring shall have been consummated in all respects;

(i) No Injunction. There shall not be (i) any Order or Law in effect or any Action pending or threatened against any Party preventing, or which seeks to prevent, the consummation of any of the transactions contemplated by this Agreement or (ii) any Order or Law deemed applicable to such transactions, by any Governmental Authority of competent jurisdiction over the Parties, which would render the purchase and sale contemplated hereby to be illegal;

(j) Certificate of Incumbency. Seller shall have delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, as to the officers, members or managers, as applicable, and other personnel of Seller executing this Agreement and any certificate, instrument or other Transaction Document to be delivered by Seller at the Closing;

(k) Consents and Approvals. Other than the Perupetro Guarantee Approval, all Seller Consents shall have been duly obtained, made or given (other than any approval from any Governmental Authority customarily obtained at Closing) and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have occurred;

(l) Closing Deliverables. Seller shall have delivered, or caused to be delivered, to Buyer the documents and other things specified in Section 2.2(a) above;

(m) Qualifications to Do Business. To the extent customarily provided by a relevant jurisdiction, Buyer shall have received certificates issued by the Secretary of State of each jurisdiction within the United States (other than the jurisdiction of its formation) where Seller's or any Group Company's business or operations require that Seller or any Group Company be qualified to conduct business, dated no earlier than ten (10) days prior to the Closing Date, certifying that Seller is qualified to conduct business in each such jurisdiction;

(n) Authorizing Resolutions. Seller shall have delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, certifying: (i)

that attached thereto are true, accurate and complete resolutions or extracts of board minutes of Seller duly authorizing the execution, delivery and performance by it of any agreement, document or certificate to delivered by Seller on the Closing Date, and (ii) that such resolutions are in full force and effect as of the Closing Date;

(o) Resignations. To the extent requested by Buyer, Buyer shall have received from Seller written instruments of resignation from the officers and directors of each Group Company so requested, effective as of the Closing;

(p) PRE Transaction. The condition precedent to Harbour Energy Ltd.'s, Alfa, S.A.B de C.V.'s and 1035815 B.C. Ltd.'s obligation to complete the Arrangement (as defined in the Arrangement Agreement) set forth in Section 6.1(1) of the Arrangement Agreement shall have been satisfied in accordance with the terms thereof; provided, however, by execution of this Agreement Buyer hereby waives this condition;

(q) Sale Order. The Sale Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of Buyer, Seller and the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case, and shall have become a Final Order;

(r) Required Cash Amount. The Group Companies shall have Cash in an amount equal to or greater than the Required Cash Amount; and

(s) Consummation of the Turbine Sale. The Turbine Sale shall have been consummated.

For the avoidance of doubt, notwithstanding the foregoing, from and after the Closing, all conditions set forth in this Section 5.1 shall have been deemed satisfied or waived.

5.2 Conditions to Obligation of Seller. The obligations of Seller hereunder to sell the Interests and consummate the transactions to be performed by it in connection with the Closing are subject to the satisfaction, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(a) Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 above shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (without regard to any express qualifier therein as to materiality) except to the extent such representations and warranties were made as of a specified date (in which case they shall be true and correct in the same manner as of such earlier date);

(b) Performance of Covenants. Buyer shall have performed and complied with all of the covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing;

(c) Delivery of Certificate. Buyer shall have delivered to Seller a certificate, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date and duly executed

by an officer of Buyer to the effect that each of the conditions specified above in Sections 5.2(a) and 5.2(b) is satisfied in all respects;

(d) No Injunction. There shall not be (i) any Order or Law in effect or any Action pending or threatened against any Party preventing, or which seeks to prevent, the consummation of any of the transactions contemplated by this Agreement or (ii) any Order or Law deemed applicable to such transactions, by any Governmental Authority of competent jurisdiction over the Parties, which would render the purchase and sale contemplated hereby to be illegal;

(e) Certificate of Incumbency. Buyer shall have delivered to Seller a certificate of incumbency, reasonably satisfactory in form and substance to Seller, dated as of the Closing Date, as to the officers and other personnel of Buyer executing this Agreement and any certificate, instrument or other Transaction Document to be delivered by Buyer at the Closing;

(f) Consents and Approvals. Other than the Perupetro Guarantee Approval, all Seller Consents shall have been duly obtained, made or given (other than any approval from any Governmental Authority customarily obtained at Closing) and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have occurred;

(g) Authorizing Resolutions. Buyer shall have delivered to Seller a certificate, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date and duly executed by an officer of Buyer, certifying (i) that attached thereto are true, accurate and complete resolutions or extract of board minutes of Buyer duly authorizing the execution, delivery and performance by it of any agreement, document or certificate to delivered by Buyer on the Closing Date, and (ii) that such resolutions are in full force and effect as of the Closing Date; and

(h) Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to Seller the documents and other things specified in Section 2.2(b) above.

For the avoidance of doubt, notwithstanding the foregoing, from and after the Closing, all conditions set forth in this Section 5.2 shall have been deemed satisfied or waived.

5.3 Additional Closing Procedures. If any of the conditions set forth in Sections 5.1(a), (c), (d) (solely to the extent that such certificate is not deliverable as a result of the failure of the conditions set forth in Sections 5.1(a) or (c)), (e), (f), (g), (i), (k) or (q) are not satisfied or waived before the Final Closing Date (for purposes of this Section 5.3, any condition in Section 5.1 that requires a delivery by Seller shall be deemed satisfied if Seller certifies in writing that, if Closing occurs prior to the Final Closing Date, it is ready, willing and able to make such deliveries as of such Closing), then on the Final Closing Date, Seller shall have the right, in the sole collective discretion of Seller and the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case, to seek to effect the transaction contemplated by the Back-Up Contract, and if Seller exercises such right, (a) Zorritos shall be deemed to be the "Successful Bidder," (b) Buyer shall be deemed to be the "Backup Bidder" (as such terms are defined in the Bid Procedures Order) and shall remain the "Backup Bidder" for five (5) Business

Days after the Final Closing Date, after which time Buyer may, in its discretion, revoke its bid and terminate this Agreement and (c) the PRE Forbearance shall continue in effect in accordance with the terms of the agreement governing the PRE Forbearance.

ARTICLE 6
INDEMNIFICATION

6.1 Seller Indemnification. Subject to the limitations set forth in this Article 6, from and after the Closing, Seller shall defend, indemnify and hold Buyer and each of its Affiliates (including the Group Companies), and each of their respective officers, managers, partners, directors, employees and agents (collectively, the "Buyer Indemnitees"), harmless from and against, and pay to the applicable Buyer Indemnitees the amount of, any and all Losses arising out of, based upon, attributable to or resulting from:

(a) the failure of any of the representations or warranties made by Seller in Article 3 or the certificates delivered at Closing by Seller pursuant to Section 5.1 to be true and correct as of the date of this Agreement and as of the Closing Date;

(b) the breach of any covenant or other agreement of Seller (or, to the extent performance was expressly required hereunder by any Group Company prior to the Closing, by any such Group Company) under this Agreement; or

(c) any Seller Retained Liabilities.

6.2 Buyer Indemnification. Subject to the limitations set forth in this Article 6, from and after the Closing, Buyer shall defend, indemnify and hold Seller and each of its Affiliates, and each of their respective officers, managers, partners, directors, employees and agents (collectively, the "Seller Indemnitees"), harmless from and against, and pay or cause to be paid to the applicable Seller Indemnitees the amount of, any and all Losses arising out of, based upon, attributable to or resulting from:

(a) the failure of any of any of the representations or warranties made by Buyer in Article 4 or the certificates delivered at Closing by Buyer pursuant to Section 5.2 to be true and correct as of the date of this Agreement and as of the Closing Date; or

(b) the breach of any covenant or other agreement of Buyer (or, to the extent performance is expressly required hereunder by any Group Company following the Closing, by any such Group Company) under this Agreement.

6.3 Indemnification Procedures.

(a) (i) If any Third Party notifies any Indemnified Party with respect to any matter that may give rise to a claim for indemnification against an Indemnifying Party under Section 6.1 or Section 6.2 (a "Third Party Claim"), then the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party thereof. Such Claim Notice shall be delivered within fifteen (15) days after receipt by the Indemnified Party of notice of such Third Party Claim; provided, however, that no delay or failure on the part of the Indemnified Party in so delivering a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party of any

liability or obligation hereunder except to the extent, and only to the extent, such delay or failure materially prejudices the Indemnifying Party's ability to defend against the Third Party Claim.

(ii) The Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim (other than a Third Party Claim related to Taxes with respect to a post-Closing Tax period or Straddle Period) with counsel reasonably satisfactory to the Indemnified Party, provided, that (A) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has delivered a Claim Notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to the provisions of this Article 6); (B) the ad damnum, if any, is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Article 6 or the Claim is a Claim relating to Taxes; (C) the Third Party Claim does not involve criminal liability and seeks only money damages and not equitable relief against the Indemnified Party; (D) the Third Party Claim does not involve any Action by a Governmental Authority; and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the ad damnum is more than the amount of Losses for which the Indemnifying Party is liable under this Article 6 and the Claim is not a Claim relating to Taxes, the Indemnifying Party may participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party's expense.

(iii) If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense.

(iv) The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Claim and the defense thereof. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Claim shall be considered Losses for purposes of this Agreement if (x) the Indemnified Party controls the defense of such Third Party Claim pursuant to the terms of this Section 6.3, (y) the ad damnum is more than the amount of Losses for which the Indemnifying Party is liable under this Article 6 and the Indemnified Party elects to participate in or control the defense of such Third Party Claim or (z) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim; provided, the Indemnifying Party shall only be responsible for such Losses for the fees and expenses of one firm of legal counsel (and one local counsel) for the Indemnified Party (regardless of the number of Indemnified Parties).

(v) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, that the consent of the Indemnified Party shall not be required if the settlement or judgment imposes only monetary obligations and the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability. The Indemnified Party shall send the Indemnifying Party at least ten (10) days prior notice of any settlement of the Third Party Claim that it proposes to enter into, and if the Indemnifying Party has not yet assumed the defense of the Third Party Claim that is capable of being assumed under the terms of Section 6.3(a)(ii), the Indemnifying Party may admit in writing its obligation to provide indemnity as described in Section 6.3(a)(ii)(A), assume the defense, and reject the proposed settlement. If the Indemnifying Party has assumed the defense of the Third Party Claim or the initial thirty (30) day period in which the Indemnifying Party may elect to assume the defense has not yet run, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b) Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 6.3(a) because no Third Party Claim is involved, the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided, that the failure of the Indemnified Party to exercise promptness in delivering such Claim Notice shall not relieve the Indemnifying Parties from liability under this Article 6 with respect to such Claim except, and only to the extent, the resulting delay adversely prejudices the position of the Indemnifying Party with respect to such claim.

6.4 Survival of Representations, Warranties and Covenants.

(a) Subject to Section 6.4(b), (i) the representations and warranties made by Seller in this Agreement or in the certificates delivered to Buyer at Closing pursuant to Section 5.1 and the covenants and agreements made by Seller in this Agreement and (ii) the representations and warranties made by Buyer in this Agreement or in the certificates delivered to Seller at Closing pursuant to Section 5.2 and the covenants and agreements made by Buyer in this Agreement shall, in each case, survive the Closing and remain in full force and effect until the four (4) month anniversary of the Closing Date (in each case, the "Survival Period").

(b) The indemnification obligations set forth in Section 6.1 and Section 6.2 shall terminate as of the end of the Survival Period, except that any matters for which a Claim Notice has been delivered to the Indemnifying Party on or before the termination of the Survival Period shall survive until the Final Resolution of such claim.

6.5 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) Absent fraud or intentional misrepresentation, the maximum aggregate amount for which Seller or Buyer may be liable under this Article 6 shall be an amount equal to the Escrow Amount (the "Cap").

(b) Notwithstanding anything to the contrary herein, Seller shall not have any obligation to defend, indemnify and hold harmless the Buyer Indemnitees, and no Buyer Indemnitee shall be entitled to recover Losses with respect to any Claim asserted by any Buyer Indemnitee pursuant to Section 6.1(a) until the Buyer Indemnitees, collectively, shall have suffered or incurred Losses, in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) (the "Deductible"), and then only to the extent of such excess; provided, however, that the Deductible shall not apply with respect to any Claims asserted by any Buyer Indemnitee for a breach of any Fundamental Representation.

(c) No Buyer Indemnitee or Seller Indemnitee shall be entitled to indemnification under this Article 6 in respect of any matter to the extent such matter is taken into account in any adjustment to the Purchase Price.

(d) Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(e) Any payments made to any Seller Indemnitee or any Buyer Indemnitee pursuant to this Article 6 shall constitute an adjustment of the Purchase Price for federal, state, local or foreign Tax purposes and shall be treated as such by Seller and Buyer (and any Affiliate of Buyer) on their Tax Returns.

(f) For the purposes of determining the failure of any representation or warranty to be true and correct, the breach of any covenant or agreement and calculating Losses under this Article 6, any reference to Knowledge, materiality or Material Adverse Effect (other than the Material Adverse Effect qualification in Section 3.25(f)) in the representations, warranties, covenants and agreements shall be disregarded.

(g) Notwithstanding anything to the contrary herein, Buyer shall not have the right to seek indemnity under Section 6.1(a) for Losses incurred in connection with the inaccuracy of any representation or warranty of Seller set forth in Article 3 to the extent that Buyer has actual knowledge as of the date of this Agreement that such representation or warranty was untrue. For the purposes of this Section 6.5(g), the "actual knowledge" of Buyer means the actual, present knowledge (expressly excluding any constructive or imputed knowledge), without inquiry, of Eric Long and Matthew Fox.

6.6 Escrow Account.

(a) To secure and to serve as a fund in respect of (i) any indemnification obligations owed to any Buyer Indemnitee pursuant to this Article 6 and (ii) any payment or partial payment to Buyer of adjustments to the Purchase Price, on the Closing Date Buyer shall deposit, by wire transfer of immediately available funds, the Escrow Amount by deducting such amount from the Seller Closing Amount otherwise payable at Closing, to the Escrow Account in accordance with

the terms of this Agreement and the Escrow Agreement. Upon any Buyer Indemnitee becoming entitled to any payment under this Article 6, Buyer and Seller shall direct the Escrow Agent to release to Buyer such amount from the Escrow Account pursuant to a joint written instruction executed by Buyer and Seller (a "Joint Instruction") to the Escrow Agent directing the Escrow Agent to deliver such amount to Buyer.

(b) On the four (4) month anniversary of the Closing Date (the "Escrow Release Date"), the Escrow Agent shall release to Seller the excess of (x) the amount remaining in the Escrow Account as of such time (including any accumulated interest thereon) over (y) the amount of claims for indemnification under this Article 6 asserted by the Buyer Indemnitees on or prior to the Escrow Release Date but not yet resolved ("Escrow Unresolved Claims"). Any portion of the Escrow Account retained for Escrow Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnitees for any such claims resolved in favor of the Buyer Indemnitees) upon resolution of the applicable Escrow Unresolved Claims, in accordance with this Article 6 and the terms of the Escrow Agreement. Any fees or expenses payable to the Escrow Agent in connection with the establishment of the Escrow Account shall be borne by Buyer.

ARTICLE 7
CERTAIN COVENANTS

7.1 Efforts to Close. The Parties shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy their respective conditions to the obligations contained in this Agreement. Without limiting the foregoing, each of the Parties shall (a) use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable, and proceed diligently and in good faith, as promptly as practicable, to obtain all consents (including the Seller Consents), approvals or actions of, to make all filings with, and to give all notices to, Governmental Authorities, (b) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith, and (c) provide reasonable cooperation to each other in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons, in each case, as required of each of them, respectively, to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable. Prior to making any filings with a Governmental Authority pursuant to this Section 7.1, each Party agrees to provide the other Party with a reasonable opportunity to review and provide prior comment upon any written notices, filings or other submissions which such Party plans to deliver or submit to any Governmental Authority. Each Party shall provide prompt notification to the other Party when any consent, approval, action, filing or notice referred to in clause (a) of this Section 7.1 is obtained, taken, made or given, as applicable, and shall promptly provide the other Party with copies of any communications sent or delivered to, or received from, any Governmental Authority or other Person(s) regarding any of the transactions contemplated by the Transaction Documents.

7.2 Notice of Developments. From the Effective Date until the Closing Date, Seller shall provide Buyer with notice of (a) any event or circumstance related to the transactions contemplated by this Agreement causing or resulting in any representation or warranty of Seller

in this Agreement to fail or cease to true and correct or otherwise having a Material Adverse Effect promptly upon having "Seller's Knowledge" of such event or circumstance, (b) any communication or notices received from any Person alleging that any Group Company is in breach or default under, or that any event has occurred that would give rise to a right to terminate, the Block Z-1 License Contract or any of the Block Licenses, (c) the filing by any creditor of any insolvency or similar proceeding against any Group Company and (d) any measures taken by any Person relating to the patrimony or administration of any Group Company.

7.3 Conduct of Business Pending the Closing. From the date hereof through the Closing Date, except (x) as required by applicable Law, (y) in connection with any Permitted Action, or (z) with the prior written consent of Buyer (such consent to be withheld or granted in Buyer's sole discretion), Seller will cause each of the Group Companies to:

(a) conduct its business (i) in the Ordinary Course of Business (other than in connection with the Spin-Off Transaction), (ii) in compliance in all material respects with all applicable Laws and (iii) in material compliance with the terms of the Material Contracts;

(b) not acquire or agree to acquire (i) by merging or consolidating with, by purchasing equity interests in or substantially all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets of any Person;

(c) not sell, lease, mortgage, encumber, communitize, unitize, pool, pledge, grant an Encumbrance on or otherwise dispose of or relinquish or abandon, or agree to sell, lease, encumber, communitize, unitize, pool, pledge, grant an Encumbrance on or otherwise dispose of or relinquish or abandon any interest in any Oil and Gas Assets of any Group Company or any other material Asset of any Group Company (excluding the Turbine Assets, the Barge Assets and the Spin-Off Assets pursuant to the Spin-Off Transaction, provided that the Barge Assets shall not be disposed of unless the acquirer thereof assumes or concurrently discharges any and all obligations of any Group Company related thereto or all such obligations of any Group Company related thereto are fully discharged out of the proceeds thereof or other Cash in excess of the Required Cash Amount), except (i) for sales and dispositions of Hydrocarbons made in the Ordinary Course of Business and (ii) for sales of equipment that is no longer necessary in connection with the operation of the Assets of any Group Company or for which replacement equipment of equal or greater value has been obtained;

(d) (i) not increase or establish, or agree to increase or establish, whether orally or in writing, any form of compensation or benefits payable or to become payable by any Group Company to any of their respective current or former officers, directors, employees, consultants or independent contractors, including pursuant to any Employee Benefit Plan (except, as required by any Law or, with respect to non-executive employees only, compensation increases in the Ordinary Course of Business); (ii) not grant or commit to grant any severance or termination pay to any officer or director; (iii) not establish, adopt, enter into, amend or terminate any Employee Benefit Plan or increase the benefits provided thereunder, except as required by any Law; (iv) not accelerate the vesting or payment of any compensation or benefits under any Employee

Benefit Plan (other than as required under the terms of any Employee Benefit Plan existing as of the date hereof); or (v) not grant any equity or equity-linked awards;

(e) keep in full force and effect present insurance policies or other comparable insurance coverage (other than with respect to insurance covering the Turbine Assets or the Spin-Off Assets);

(f) use commercially reasonable efforts to preserve its organizational status;

(g) not declare, set aside or pay any dividend or other distribution (whether in cash or other property) with respect to any of its outstanding equity interests; provided, however, prior to Closing the Group Companies may make cash distributions and pay dividends to Seller to the extent, and only to the extent, that such distributions in the aggregate would not reduce Cash below the Required Cash Amount and would not impair the ability of any Group Company to pay any tax detraction or similar amounts that are or may become payable to any Governmental Authority prior to Closing;

(h) incur any Company Debt;

(i) not (i) enter into any Contract that, if such Contract had been entered into as of the date hereof, would have constituted a Material Contract, (ii) amend or modify any Contract that, if such Contract had been so amended or modified as of the date hereof, would have constituted a Material Contract, or (iii) amend or modify in any material respect or terminate any Material Contract (other than any such termination following the expiration of the stated term of such Material Contract);

(j) not (i) cancel or compromise any claim of the Group Companies, except the resolution of amounts payable or operational obligations in the Ordinary Course of Business (other than with respect to the cancellation of any intercompany indebtedness in connection with the Turbine Sale or the Spin-Off Transaction), or (ii) cancel, terminate, relinquish, waive or release any material right of any Group Company, whether under a Material Contract or otherwise;

(k) not (i) make, change or revoke any material Tax election; (ii) enter into any settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; (iii) make any change in any annual Tax accounting period in any method of Tax accounting; (iv) file any amended Tax Return; (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; (vi) surrender any right to claim a material Tax refund; or (vii) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(l) not make or commit to make any capital expenditures in excess of $100,000 in the aggregate;

(m) not amend the Organizational Documents of any Group Company;

(n) not change business lines, enter into a new business segment or activity outside the scope of the Group Companies' business as it is conducted on the date of this Agreement;

(o) pay, as and when due, any tax detraction or other similar obligation payable to any Governmental Authority in connection with any cash calls (or invoices for Joint Account expenses) under the Joint Operating Agreement; and

(p) not authorize, agree in writing to take or otherwise take any action in contravention of this Section 7.3.

7.4 Access to Information. From the date of this Agreement until the Closing, Seller shall, and shall cause each of the Group Companies to, cooperate with Buyer and provide Buyer and its Representatives reasonable access to the Assets, books, contracts, commitments, files and records, as well as to the officers and employees, of Seller and the Group Companies. Buyer shall conduct all such inspections and other information gathering described above in a manner that will not unduly interfere with the normal operation of the businesses of the Group Companies.

7.5 Announcements. Seller shall not issue a press release or public announcement relating to this Agreement or the transactions contemplated hereby without the prior written consent of Buyer; provided that this Section 7.5 shall not prohibit Seller from issuing a public announcement, regulatory filing, statement or comment without Buyer's prior written consent if it is made in order for Seller to comply with applicable Laws or stock exchange rules and in the reasonable judgment of Seller, based upon advice of counsel, prior review and approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such Laws or rules. In all instances, prior notice from one Party to the other shall be given with respect to any release, announcement, statement or comment to be issued prior to the Closing relating to this Agreement or the transactions contemplated hereby. The filings referenced in Section 7.1 shall not constitute any breach of this Section 7.5.

7.6 Internal Restructuring.

(a) Prior to Closing, Seller shall take all actions reasonably necessary to effect, or cause to be effected, each of the actions described on Exhibit B in the sequence and in the manner described therein (the "Internal Restructuring").

(b) Following their respective formations, neither BPZ Holdco nor BPZ GP shall engage in any business activities or conduct any operations or incur any Liabilities or obligations of any nature, other than in connection with their ownership of the equity interests of any Group Company.

7.7 Records. Within ten (10) days after the Closing Date, Seller shall furnish to Buyer the Records that are maintained by Seller or its Affiliates relating to the Assets of each Group Company; provided that Seller may retain copies of any such Records to the extent required by Law or pursuant to the requirements of any bona fide internal compliance policy (it being understood and agreed that the Records so retained pursuant to this Section 7.7 shall be subject to the confidentiality provisions set forth in Section 7.11).

7.8 Bonds. On the earlier of (a) five (5) days after the date hereof and (b) Closing, Seller shall provide to Buyer a correct and complete list of all bonds, letters of credit and guarantees posted by Seller and each Group Company with Governmental Authorities (including the name in which such bonds, letters of credit and guarantees are posted) relating to the ownership or operation of the Assets of any Group Company (collectively, the "Company Bonds").

7.9 Employee Matters. On the earlier of (a) five (5) days after the date hereof and (b) Closing, Seller shall provide to Buyer a correct and complete list of:

(a) all employees of each Group Company as of the date of this Agreement (collectively, the "Employees"), separately listing (i) each such Employee's name, employing entity and position or job title and (ii) each independent contractor of each Group Company, including such Person's name, service entity and scope of work; and

(b) all Employee Benefit Plans in effect as of the date of this Agreement and, to the extent applicable, copies of (i) each of the Employee Benefit Plans, including all amendments thereto, (ii) all trust documents, insurance contracts and other funding arrangements relating thereto and (iii) the most recently prepared actuarial report and financial statements, if any, relating to any Employment Benefit Plan.

7.10 Insurance. On the earlier of (a) five (5) days after the date hereof and (b) Closing, Seller shall provide to Buyer a correct and complete schedule of all policies of insurance to which any Group Company is a party or under which any Group Company or any of their respective Assets are covered in effect as of the date of this Agreement (each, an "Insurance Policy") setting forth the term, maximum limits and policyholder for each such policy.

7.11 Confidentiality. All Records and information relating to the Group Companies and the business conducted or to be conducted with the Assets shall be maintained as confidential by Seller and its Affiliates and shall not be disclosed to any other Person without the prior written consent of Buyer, which consent may be withheld in its sole discretion except that no consent shall be required for any disclosure (a) to the extent such is required to comply with the orders, rules or regulations of any Governmental Authority having jurisdiction hereof, (b) to the extent such information is or becomes publicly available other than as a result of a disclosure by Seller or its Affiliates in violation of this Section 7.11 or (c) in connection with matters relating to (x) Seller's direct or indirect ownership of the Group Companies or the Assets prior to the Closing (including customary or required financial and tax reporting), (y) winding down the affairs of Seller or any of its Affiliates or (z) this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, including with respect to post-closing adjustments, escrow releases or claims made with respect to this Agreement. In the event that any confidential information must be disclosed by Seller to comply with the orders, rules or regulations of any Governmental Authority, Seller shall provide Buyer with prompt prior notice so that Buyer may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, Seller will furnish only that portion of the information which is legally required and will cooperate with Buyer's counsel to enable Buyer to obtain a protective order or other reliable assurance that confidential treatment will be accorded the same.

7.12 Affiliate Transactions. To the extent any Affiliate Transaction is in effect as of the Closing, Seller shall, upon the request of Buyer, terminate each such Affiliate Transaction, effective as of the Closing, without any further liability or obligation of any Group Company thereunder.

7.13 Release. Effective as of the Closing, Seller, on its own behalf and on behalf of its estate, successors, assigns, representatives, and Affiliates (other than any Group Company) and their respective successors, assigns, and representatives (including any liquidating or litigation trust established in the Chapter 11 Case) hereby unconditionally and irrevocably releases and waives, to the extent permitted by applicable Law and, in the case of Pacific Rubiales Energy Corp (it being understood that the determination of which entities constitute Affiliates of Pacific Rubiales Energy Corp. shall be determined only as of the date hereof), subject to actual fraud or intentional misconduct, any claims (including any claims or causes of action pursuant to sections 502(d), 544, 545, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code) that Seller or any of its Affiliates (other than any Group Company) has or may in the future have, in its capacity as an equity holder, member, manager, director, officer, employee or similar capacity, against the Released Parties or any of their respective directors, officers, employees or equity holders, in each case, arising out of, resulting from or relating to actions, omissions, transfers, facts or circumstances occurring, arising or existing at or prior to the Closing, other than with respect to any claims Seller may have under this Agreement or any other Transaction Document.

7.14 Further Assurances; Access to Records.

(a) In the event any further action is necessary after the Closing to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution, acknowledgement and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(b) From and after the Closing, Seller shall provide to Buyer and its Representatives, during normal business hours and upon reasonable request, reasonable access to and, upon request by Buyer, copies of all Records of Seller to the extent related to the Group Companies or the business or operations conducted with respect to the Assets of the Group Companies, in each case prior to Closing, in connection with any purpose contemplated by this Agreement or any other proper business purpose. If Seller desires to destroy or dispose of such Records, Seller will offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender such Records to Buyer and Seller may, at any time after Closing, deliver all such Records to Buyer upon which delivery Seller's obligations under this Section 7.14(b) shall terminate.

7.15 Spin-off Transaction.

(a) As contemplated by the Spin-Off Contract, the applicable Zorritos Parties shall execute and deliver to Seller on the date hereof the following instruments, duly executed by an authorized officer or representative of each such Zorritos Party, and each of which will be delivered to Buyer at the Closing:

(i) a counterpart to an Assignment and Bill of Sale in the form of Exhibit D (the "Assignment and Bill of Sale");

(ii) a counterpart to an Assumption, Release and Indemnity Agreement in the form of <u>Exhibit E</u> (the "<u>Assumption Agreement</u>"); and

(iii) a counterpart to the EENE Assignment.

Notwithstanding the foregoing: (x) if an affiliate or designee of any Zorritos Party acquires any EENE Interests on or prior to the Closing Date, but did not prior to the Closing Date execute and deliver to Buyer a counterpart to the EENE Assignment and a counterpart or joinder to the Assumption Agreement, each in form and substance satisfactory to Buyer, then such Person will on the Closing Date execute and deliver to Buyer an agreement, in the same form as the EENE Assignment in respect of the EENE Interest so acquired. and a counterpart or joinder to the Assumption Agreement, each in form and substance satisfactory to Buyer, and (y) if the Zorritos Parties together with affiliates thereof shall on or prior to the Closing Date acquire less than 100% of the EENE Interests, or if any Person fails to execute and deliver the agreement it is required to deliver under sub-clause (x) above, then Seller or a subsidiary thereof shall acquire the balance of the EENE Interests not so acquired, or in respect of which such agreement was not delivered, and Seller shall or shall cause such subsidiary to execute and deliver to Buyer an agreement, in the same form as the EENE Assignment in respect of the EENE Interest so acquired and a counterpart or joinder to the Assumption Agreement, each in form and substance satisfactory to Buyer.

(b) Seller, if the Spin-Off Date is at or prior to Closing, or Buyer if the Spin-Off Date is after Closing, will cause to be delivered to Zorritos executed counterparts of the following instruments, each dated the Spin-Off Date, duly executed by an authorized officer or representative of the applicable Person listed below and, where appropriate, acknowledged:

(i) from BPZ E&P, the Assignment and Bill of Sale;

(ii) from BPZ E&P, the Assumption Agreement; and

(iii) from the subsidiaries of Buyer (or, if prior to Closing, Seller) holding the equity interests in EENE, the EENE Assignment.

(c) Seller shall use its reasonable best efforts to procure that the Spin-Off Date occur concurrently with the Closing and, if not effected concurrently with the Closing, as soon as reasonably practicable thereafter.

(d) Seller shall not amend, or waive any rights of Seller under, the Spin-Off Contract with respect to any matter pertaining to the Spin-Off Transaction without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) unless such amendment or waiver would not, and would not be reasonably likely to, result in the creation of any liability (other than liability to Seller), or in the loss of any right, of Seller or, after Closing, of any Group Company or delay or impair the ability of Seller or any Group Company to effect the Spin-Off Transaction.

(e) For the avoidance of doubt, if the Spinoff-Date has not occurred by the Closing, Buyer shall have no obligation to fund any expenses related to the Spin-Off assets until and

unless Zorritos shall fund the amounts to be paid to Buyer in advance of or simultaneously with the payment by Buyer of such expenses.

7.16 Covenant of Buyer Regarding PRE Forbearance. Buyer hereby acknowledges and agrees that it shall in good faith and using its reasonable best efforts cause PRE to comply in all respects with its obligations with respect to the PRE Forbearance in accordance with and as permitted pursuant to the terms of the agreement governing the PRE Forbearance. Buyer shall not amend or waive any rights of Buyer under the PRE Forbearance without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) unless such amendment or waiver would not be reasonably likely to result in the creation of any material liability, or in the loss of any material right, of Buyer thereunder.

ARTICLE 8
TAX MATTERS

8.1 Filing of Tax Returns. On or prior to the Closing Date, Seller shall prepare and file, or cause to be prepared and filed, all Tax Returns for and inclusive of each of the Group Companies that are due on or prior to the Closing Date, and shall pay all Taxes due in respect of such Tax Returns. Seller shall file all such Tax Returns in accordance with past practice. Seller shall deliver to Buyer all such Tax Returns for Buyer's review and approval no less than twenty (20) days before the applicable due date (such approval not to be unreasonably withheld, conditioned or delayed). After the Closing Date, Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Group Companies for Tax periods ending on or before the Closing Date or any Straddle Period which are required to be filed after the Closing Date. Except as provided in Section 8.2, Buyer will pay or cause to be paid all Taxes with respect to any Group Company due after the Closing Date, irrespective of whether such Taxes are related to periods before or after the Closing Date. Except as provided in Section 8.2, Seller shall have no liability of any kind whatsoever for any Taxes of any Group Company due after the Closing Date, it being understood that Buyer shall be responsible for all such amounts and Buyer shall be entitled to any refund or rebate of Taxes received or earned after the Closing Date, whether or not incurred with respect to a Tax period ending on or before the Closing Date.

8.2 Transfer and Other Transaction Taxes. All federal, state, local, non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the Interests or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, "Transfer Taxes"). Unless otherwise required by applicable Laws, Seller shall prepare and file all Tax Returns related to Transfer Taxes and timely pay all Taxes due in respect of such Tax Returns. Seller shall deliver to Buyer all such Tax Returns for Buyer's review and approval no less than twenty (20) days before the applicable due date (such approval not to be unreasonably withheld, conditioned or delayed).

8.3 Cooperation. The parties will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a Tax authority relating to Taxes, and the enforcement of the provisions of this Article 8.

ARTICLE 9
TERMINATION

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing:

(a) by mutual written consent of the Parties hereto;

(b) by either Seller or Buyer, in the event of the issuance of a Final Order or Law restraining, enjoining, or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party if such Party is then in material breach of its representations, warranties or covenants hereunder which breach (x) would result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party's obligations set forth in Article 5 to be satisfied or (y) was the proximate cause of the issuance of such Final Order or Law;

(c) by either Buyer or Seller upon written notice to the other in the event of a material breach of any representation, warranty or covenant contained in this Agreement on the part of the other Party (other than as described in subclause (e) below), which breach (x) would result in, if occurring or continuing on the Closing Date, the failure of any condition to the terminating Party's obligations set forth in Article 5 to be satisfied and (y) if curable, has not been cured within fifteen (15) days after the giving of written notice of such breach to the breaching Party; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party if such Party is then in material breach of any of its representations, warranties or covenants hereunder, or whose failure to take any action required to fulfill any of such Party's obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to the Final Closing Date;

(d) by either Buyer or Seller if the Closing has not occurred on or before the Final Closing Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party that is then in material breach of any of its representations, warranties or covenants under this Agreement, or whose failure to take any action required to fulfill any of such Party's obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to the Final Closing Date;

(e) by Seller if Buyer has not paid the Deposit Amount in accordance with Section 2.3 by the third Business Day following the date of this Agreement; or

(f) by Buyer if any creditor of Seller shall have commenced any Action against Buyer or any of its Affiliates in any way relating to Seller, the Group Companies or this Agreement or the transactions contemplated hereby.

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall promptly be given by the terminating Party to the other Party, this Agreement shall become null and void upon the effectiveness of such notice and

there shall be no liability or obligation on the part of Seller or Buyer, or any of their respective Representatives or Affiliates, as the case may be, except with respect to Section 2.3, Section 2.4, this Section 9.2 and Article 10, which shall continue to apply following any such termination; provided, however, that, other than as provided in Section 2.4, no termination of this Agreement shall relieve any Party of liability for breach of this Agreement occurring prior to termination.

ARTICLE 10
MISCELLANEOUS

10.1 No Third Party Beneficiaries. Except as provided in Article 6 and Section 10.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

10.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party; provided, however, that, prior to the Closing, Buyer shall have the right to assign any or all of its rights or obligations under this Agreement to one or more Affiliates of Buyer (which may be singly or jointly owned, directly or indirectly, by Harbour Energy Ltd. and/or Alfa, S.A.B. de C.V.) without the consent of Seller, provided such assignment shall not relieve Buyer of its obligations hereunder until the Closing, and from and after the Closing Buyer shall be relieved of its obligations hereunder to the extent so assigned to an Affiliate who acquires the Interests and Seller shall thereafter look solely to such assignee for the performance of any such assigned obligations under this Agreement.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of this Agreement by facsimile transmission or other electronic means shall be deemed to be effective as manual delivery thereof.

10.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Notices. All notices, requests, demands, Actions, and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, at the following addresses and facsimile numbers:

If to Seller: BPZ Resources, Inc.
580 Westlake Park Blvd #525
Houston, TX 77079-2628
Attn: General Counsel
Phone: 281-556-6200
Facsimile: 281-556-6377

with a copy, which alone shall not constitute notice, to:

Stroock & Stroock & Lavan LLP
2029 Century Park East, Suite 1600
Los Angeles, CA 90067
Attn: Frank Merola, Esq.
Phone: 310-556-5800
Facsimile: 310-407-6302

If to Buyer:

Zedd Energy Holdco Ltd.
c/o EIG Harbour Energy Advisor, L.P.
1700 Pennsylvania Avenue, NW
Suite 800
Washington, DC 20007
Attention: Benjamin Vinocour, General Counsel
Facsimile: 202- 600-3423

with a copy, which alone shall not constitute notice, to:

Weil, Gotshal & Manges LLP
200 Crescent Court
Suite 300
Attn: Rodney L. Moore
Phone: 214-746-8102
Facsimile: 214-746-7777

Any Party may change the address to which notices, requests, demands, Actions, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.6 Governing Law; Forum; Submission to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Texas without regard to the conflicts of laws provisions thereof. The Bankruptcy Court shall have jurisdiction over any and all disputes between or among the parties, whether in law or equity, all Actions arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby; provided, however, if the Bankruptcy Court is unwilling or unable to hear any such dispute, each Party hereby submits to the nonexclusive jurisdiction of the United States District Court and the courts of the State of Texas, in either case

sitting in the city of Houston, Texas. Each Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

10.8 Expenses; Attorney's Fees. As between Buyer, on the one hand, and Seller, on the other hand, each Party shall (except as otherwise expressly provided in this Agreement) be responsible for its own costs and expenses, including any legal fees, incurred in connection with this Agreement and the transactions contemplated hereby. Seller shall be responsible for all costs and expenses, including any legal fees, incurred by any Group Company in connection with this Agreement and the transactions contemplated hereby, including the Internal Restructuring (and any Taxes resulting therefrom or relating thereto) (the "Company Transaction Expenses").

10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and duly executed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11 Enforcement of the Agreement. In the event of any default under this Agreement, or breach of any of the terms, conditions and provisions of this Agreement, the Party who is thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that any such default or breach would cause irreparable injury, that the remedies at law for any such default or breach including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

10.12 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement ("Non-Party Affiliates"), shall have any liability (whether in contract or in tort, in law or in

equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

10.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.14 Entire Agreement. This Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof, and any prior confidentiality agreements executed by the Parties in respect of the transactions contemplated by this Agreement, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth herein or therein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

ZEDD ENERGY HOLDCO LTD.

By: ______________________________
Name: Linda Z. Cook
Title: Director

By: ______________________________
Name: Benjamin Vinocour
Title: Director

SELLER:

BPZ RESOURCES, INC.

By: ______________________________

Name: Manuel Pablo Zúñiga Pflücker
Title: President and Chief Executive Officer

<u>Exhibit A</u>

Seller's Knowledge

Manuel Pablo Zúñiga Pflücker

Richard S. Menniti

Durkin Ledgard

Dante Martin Prada Bouverie

Alicia Jones

Jason Doornik

Exhibit B

Internal Restructuring

The following transactions shall occur prior to the Closing Date and in the following sequence:

1. BPZ Texas shall repay a portion of its $346,000,000 intercompany note due to BPZ International by transferring (at fair market value) to BPZ International (i) its 90% general partner interest in International Support, (ii) its $3,000,000 receivable from International Support and (iii) its 55% interest in each of the Excluded Peru Entities.

2. BPZ International shall form BPZ Holdco.

3. BPZ International and BPZ Holdco shall form BPZ GP, to which BPZ International shall contribute 99.99% on its own behalf and 0.01% on behalf of (and as a deemed capital contribution to) BPZ Holdco for a corresponding partnership interest (i) its 45% interest in each of BPZ E&P and BPZ Marine, (ii) its 50% interest in EENE and (iii) its $91,000,000 receivable from BPZ E&P.

4. BPZ International shall contribute its $346,000,000 receivable from BPZ Texas to the capital of BPZ Texas by cancelling that receivable.

5. BPZ International shall repay a portion of its $243,000,000 intercompany note due to Seller by transferring (at fair market value) all of its interests in BPZ Holdco, BPZ GP and BPZ Texas to Seller.

6. Seller shall contribute 0.01% of the outstanding partnership interests in BPZ Texas to BPZ Holdco, and BPZ Texas shall effect a conversion to a Delaware general partnership.

7. BPZ Texas shall take such actions as may be necessary to amend the Organizational Documents of BPZ E&P to correct (or to resolve with the Public Registry, if applicable) the authorized and issued number of quotas of BPZ E&P.

8. To the extent any intercompany obligations remain between Seller and any of its Affiliates (other than the Group Companies), on the one hand, and any Group Company, on the other hand, after taking into account the above transactions, Seller shall take all actions as may be required to cause all such obligations to be terminated as of immediately prior to the Closing.

Exhibit C

Group Balance Sheet

	0120 BPZ Energy	0303 & 0313 BPZ Marine SRL	0302 & 0312 BPZ Exploracion & Produccion, S.R.L. (Peru)	0304 & 0314 BPZ Electrica Nueva Esperanza S.R.L. (Peru)
ASSETS				
Current Assets:				
Cash and Cash Equivalents	9,830,571	405,991	5,098,035	70,233
Accounts Receivable	-	-	4,292,682	-
Accounts Receivable - PRE	-	12,745	309,370	-
Accounts Receivable -CoSMOS	-	704,689	-	-
Value Added Tax receivable	-	301,935	4,702,057	-
Inventory - Oil	-	-	1,697,558	-
Inventory - Spare Parts	-	342,912	9,458,915	1,274
Prepaid and Other Current Assets - Employee Receivables	-	(0)	52,418	-
Prepaid and Other Current Assets - Deposits	15,376	25,000	15,147	1,103
Prepaid and Other Current Assets - VAT	-	127,173	115,155	165,624
Prepaid and Other Current Assets - Tax Receivable	-	-	3,692,356	-
Prepaid and Other Current Assets - Insurance	-	-	143,010	-
Prepaid and Other Current Assets - Rent	49,882	-	-	-
Prepaid and Other Current Assets - Other	24,782	32,217	(34,114)	2,864
Total current assets	**9,920,611**	**1,952,661**	**29,542,590**	**241,098**

	0120 BPZ Energy	0303 & 0313 BPZ Marine SRL	0302 & 0312 BPZ Exploracion & Produccion, S.R.L. (Peru)	0304 & 0314 BPZ Electrica Nueva Esperanza S.R.L. (Peru)
Long Term Assets:				
Property Plant & Equipment	2,466,329	30,460,866	237,237,172	32,835,050
Accumulated Depreciation/Depletion	(2,402,544)	(14,333,115)	(120,501,487)	-
Other Long Term Assets	-	-	-	2,259,857
Restricted Cash	-	-	1,859,126	650,000
Investment in Subsidiaries	76,532,057	-	11,013,045	-
Investment in Ecuador Property, Net	-	-	-	-
Deferred Tax Asset	-	194,155	35,813,769	(1)
Total Assets	**86,516,454**	**18,274,567**	**194,964,214**	**35,986,003**

	0120 BPZ Energy	0303 & 0313 BPZ Marine SRL	0302 & 0312 BPZ Exploracion & Produccion, S.R.L. (Peru)	0304 & 0314 BPZ Electrica Nueva Esperanza S.R.L. (Peru)
Current Liabilities:				
Accounts Payable	15,188	3,567	835,790	64,164
Accounts Payable - PRE	-	-	6,176,978	-
Net Payable/(Receivable) - Target Entities	(185,607,513)	(4,237,692)	145,039,988	44,805,225
Net Payable/(Receivable) - Non-Target Entities	345,702,597	(1,749)	92,204,277	1,198,006
Accrued Liabilities - Payroll	-	61,647	491,256	-
Accrued Liabilities - Accrued Payables	-	802,580	907,356	6,296
Accrued Liabilities - Barge Expenses	-	-	1,481,300	-
Accrued Liabilities - ARO (Piedra Redonada Platform)	-	-	1,886,529	-
Accrued Liabilities - Other Accrued Taxes	667,950	-	436,959	-
Accrued Liabilities – Other	126,874	-	-	-
VAT Taxes Payable	-	34,803	134,537	-
Current Income and Withholding Tax Payable/(Receivable)	-	(66,519)	(155,982)	(258,251)
Note Payable – PRE	-	-	19,941,427	-
Other Liabilities	-	-	-	-
Total current liabilities	**160,905,096**	**(3,403,363)**	**269,380,414**	**45,815,440**

	0120 BPZ Energy	0303 & 0313 BPZ Marine SRL	0302 & 0312 BPZ Exploracion & Produccion, S.R.L. (Peru)	0304 & 0314 BPZ Electrica Nueva Esperanza S.R.L. (Peru)
Long-term Liabilities:				
Liabilities Subject to Compromise	-	-	-	-
Asset Retirement Obligation	-	-	5,488,882	-
Derivative Liabilities - LT	-	-	-	-
Long Term Debt - Net of Current Maturity	-	-	-	-
Accounts Payable – PRE	-	-	-	-
Long Term Note Payable - PRE	-	-	-	-
Deferred Liabilities	-	-	-	-
Total long-term liabilities	**-**	**-**	**5,488,882**	**-**
Stockholders' Equity				
Total Stockholders' Equity	**(74,388,642)**	**21,677,929**	**(79,905,082)**	**(9,829,437)**
Total Liabilities and Stockholders' Equity	**86,516,454**	**18,274,567**	**194,964,214**	**35,986,003**
	-	-	-	-

Exhibit D

Assignment and Bill of Sale

ASSIGNMENT AND BILL OF SALE WITHOUT WARRANTY

THE STATE OF TEXAS

COUNTY OF HARRIS

THIS ASSIGNMENT AND BILL OF SALE WITHOUT WARRANTY (this "Assignment and Bill of Sale") is executed and delivered by BPZ Exploracion & Produccion, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("Assignor"), to Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama ("Zorritos"), and BPZ Lote XXIII, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("Lote" and together with Zorritos, "Assignees"), and agreed to and acknowledged by Assignees, effective as of the ____ day of July, 2015.

Reference is made to that certain Purchase and Sale Agreement, dated as of July 8, 2015, by and among BPZ Resources, Inc., a Texas corporation ("Debtor"), and Zorritos, as Buyer (the "Purchase Agreement").

For and in consideration of the delivery to Assignor of the Assumption, Release and Indemnity Agreement executed by Assignees and Zorritos dated as of the date hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor is transferring and conveying, and does herby transfer and convey, to (a) Zorritos, all of its right, title and interest in and to the properties and interests described on Part 1 of the attached Schedule A and (b) to Lote, all of its right, title and interest in and to the properties and interests described on Part 2 of the attached Schedule A (the properties and interests described in the foregoing clauses (a) and (b), collectively, the "Spin-Off Assets"). If, after the Effective Date, Assignor or any of its subsidiaries receives any part of the Cash Collateral described on Schedule A, Assignor shall promptly forward such Cash Collateral to Assignees.

On March 9, 2015, the Debtor filed voluntary petition for relief under Chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court"). On July 8, 2015, the Bankruptcy Court entered an order (such order, the "Order"), authorizing the Debtor to sell certain assets, of which the Spin-Off Assets are a part, a certified copy of which Order is attached hereto as Exhibit A and incorporated herein for all purposes by this reference. This Assignment and Bill of Sale is made pursuant to the Order.

In the event any further action is necessary after the Effective Date to effect the assignment of the Spin-Off Assets to an Assignee (or its designee) as provided herein, each of Assignor and each Assignee agree to reasonably cooperate with each other and take such further action as the other party reasonably may request, all at the sole cost and expense of Assignees (including the payment (or reimbursement if paid by Assignor directly) by Assignees of all out of pocket expenses (including fees and expenses of legal counsel) incurred by Assignor in furtherance of the foregoing).

THE ASSIGNMENT OF THE SPIN-OFF ASSETS PURSUANT TO THIS ASSIGNMENT AND BILL OF SALE IS MADE ON AN "AS-IS", "WHERE IS" BASIS AND

WITHOUT ANY REPRESENTATION OR WARRANTY AS TO TITLE OR OTHERWISE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ASSIGNOR MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SPIN-OFF ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE OF SUCH PROPERTIES OR ASSETS WITH ANY LAWS, INCLUDING ENVIRONMENTAL LAWS, OR AS TO THE CONDITION THEREOF, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE SPIN-OFF ASSETS AND ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED.

This Assignment and Bill of Sale may be executed in any number of counterparts, and all counterparts so executed shall constitute one Assignment and Bill of Sale, binding upon all of the parties hereto, notwithstanding that all the parties are not signatory to the original or same counterpart.

This Assignment and Bill of Sale may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

THIS ASSIGNMENT AND BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS (THE "BANKRUPTCY COURT") SHALL HAVE NON-EXCUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ALL ACTIONS ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND BILL OF SALE OR THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HERETO HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT; PROVIDED, HOWEVER, IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, EACH PARTY HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND THE COURTS OF THE STATE OF TEXAS, IN EITHER CASE SITTING IN THE CITY OF HOUSTON, TEXAS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND BILL OF SALE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Bill of Sale to be duly executed on this, the _____ day of 2015. This Assignment and Bill of Sale shall be effective at the Effective Date.

ASSIGNOR:

BPZ EXPLORACION & PRODUCCION, S.R.L.

By: ________________________________
Name:
Title:

Address of Assignor:

STATE OF __________ §
§
COUNTY OF __________ §

This instrument was acknowledged before me on __________, 2015, by _________________________ of BPZ Exploracion & Produccion, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, on behalf of said entity.

Notary Public in and for
The State of
Name:
My Commission Expires:

ASSIGNEE:

ZORRITOS PERU HOLDINGS INC.

By: ______________________________________
Name:
Title:

Address of Assignee:

STATE OF __________ §
§
COUNTY OF __________ §

This instrument was acknowledged before me on __________, 2015, by ________________________________ of Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama, on behalf of said entity.

Notary Public in and for
The State of
Name:
My Commission Expires:

BPZ LOTE XXIII, S.R.L.

By: ________________________________
Name:
Title:

Address of Assignee:

STATE OF __________ §
§
COUNTY OF __________ §

This instrument was acknowledged before me on __________, 2015, by _________________________________ of BPZ Lote XXIII, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru, on behalf of said entity.

Notary Public in and for
The State of
Name:
My Commission Expires:

Schedule A

Spin-Off Assets

Part 1

1. Block XIX License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated December 12, 2003, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XIX, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

2. Block XXII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

3. Block XXIII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXIII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

4. All cash or other collateral supporting any corporate or financial guarantees granted or issued by BPZ E&P with respect to the License Contracts identified in items 1, 2 and 3 above.

5. Any other contracts, licenses, permits, orders and related rights of Assignor to the extent relating solely to the ownership, operation or use of the Spin-Off Assets.

Part 2

1. The materials and supplies specifically identified on Appendix 1 attached hereto.

2. All right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, to the extent relating solely to the License Contracts identified in items 1, 2 and 3 above, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with

the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets and other proprietary confidential Information; and (v) contracts granting any right relating to or under the foregoing.

Appendix 1

Inventory

Exhibit A

Order

[Sale Order to be attached.]

Exhibit E

Assumption Agreement

ASSUMPTION, RELEASE AND INDEMNITY AGREEMENT

This ASSUMPTION, RELEASE AND INDEMNITY AGREEMENT (this "Agreement") is entered into as of the _____ day of July, 2015 (the "Effective Date"), by and among (i) Zedd Energy Holdco Ltd., an exempted limited company organized and existing under the laws of the Cayman Islands ("Zedd"), BPZ Energy, L.L.C., a limited liability company organized and existing under the laws of the State of Texas ("BPZ Texas"), BPZ Exploracion & Produccion, S.R.L, a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("BPZ E&P"), and BPZ Marine Peru S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("BPZ Marine" and, together with BPZ Texas and BPZ E&P, the "Group Companies" and, collectively with Zedd, the "Zedd Parties"), (ii) Empresa Electrica Nueva Esperanza, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("EENE"), and (iii) BPZ Lote XXIII, S.R.L., a *sociedad de responsabilidad limitada* organized and existing under the laws of Peru ("Lote"), and Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama ("Zorritos" and together with Lote and any other entity executing a Joinder in accordance with this Agreement, the "Zorritos Parties").

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated July 8, 2015, by and among BPZ Resources, Inc., a Texas corporation ("Debtor"), and Zorritos (the "Zorritos Purchase Agreement"), Debtor has agreed to sell to Zorritos (or the applicable Zorritos Parties), and Zorritos has agreed to purchase, among other assets to be purchased from Debtor or its subsidiaries (other than the Group Companies), the assets listed on Exhibit A attached hereto (such assets, the "Spin-Off Assets") and the Zorritos Parties have agreed to execute and deliver this Agreement to and for the benefit of the Zedd Parties; and

WHEREAS, this Agreement also is being delivered pursuant to Section 7.15 of the Purchase and Sale Agreement, dated July 8, 2015, between Zedd and Debtor (the "Zedd PSA").

NOW, THEREFORE, for and in consideration of the execution and delivery of (a) the Assignment and Bill of Sale from BPZ E&P to Zorritos and Lote dated as the date hereof (the "Assignment Agreement") and (b) the execution and delivery to Zorritos by the applicable holders of equity interests in EENE (the "EENE Interests") of the Assignment of Quotas dated as of the date hereof (the "EENE Assignment Documents"), and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Zorritos Parties, the Zorritos Parties hereby agrees as follows:

1. **Assumption.**

a. Zorritos hereby undertakes, assumes, covenants to pay, perform, observe the terms of, satisfy and/or discharge if, as, when and to the extent due, all liabilities, obligations and commitments of any nature, whether known or unknown, of the Zedd Parties arising from, based upon, related to or associated with the items set forth on Part 1 of Exhibit A, regardless of whether such liabilities, obligations or commitments arose prior to, at or after the Effective Date, including without limitation all liabilities, obligations and commitments of the Group Companies described on Exhibit B hereto to the extent related thereto (collectively, the "License Assumed Obligations"); provided that, in the event that any entity other than Zorritos acquires any of the

rights or assets described on Part 1 of Exhibit A pursuant to the Zorritos Purchase Agreement (or as an assignee or designee of Zorritos of its rights thereunder) or otherwise prior to the second anniversary of the Effective Date, such entity shall execute a joinder to this Agreement, in form and substance reasonably acceptable to Zedd (a "Joinder"), shall assume the License Assumed Obligations described in this Section 1 related thereto and shall be treated as a Zorritos Party for purposes of Section 2 and, except as otherwise provided with respect to Upland in Section 3, Section 3 of this Agreement; provided, however, if Zorritos (or any assignee or designee of Zorritos) assigns a partial working interest in any license contract identified in Part 1 of Exhibit A (each, a "Block License"), such assignee shall not be required to execute a Joinder so long as Zorritos maintains an ownership interest of not less than 25% of such Block License.

b. Lote hereby undertakes, assumes, covenants to pay, perform, observe the terms of, satisfy and/or discharge if, as, when and to the extent due, all liabilities, obligations and commitments of any nature, whether known or unknown, of the Zedd Parties arising from, based upon, related to or associated with the items set forth on Part 2 of Exhibit A, regardless of whether such liabilities, obligations or commitments arose prior to, at or after the Effective Date, including without limitation all liabilities, obligations and commitments of the Group Companies described on Exhibit B hereto to the extent related thereto (collectively, the "Lote Assumed Obligations"); and

c. Zorritos hereby undertakes, assumes, covenants to pay, perform, observe the terms of, satisfy and/or discharge if, as, when and to the extent due, all liabilities, obligations and commitments of any nature, whether known or unknown, of the Zedd Parties arising from, based upon, related to or associated with the EENE Interests, regardless of whether such liabilities, obligations or commitments arose prior to, at or after the Effective Date, including without limitation all liabilities, obligations and commitments of the Group Companies described on Exhibit B hereto to the extent related thereto (collectively, the "EENE Assumed Obligations" and, together with the License Assumed Obligations and the Lote Assumed Obligations, the "Assumed Liabilities"); provided that, in the event that any entity other than Zorritos acquires any EENE Interests, such entity shall execute a Joinder, shall assume the EENE Assumed Obligations related to the EENE Interest so acquired and shall be treated as a Zorritos Party for purposes of Section 2 and Section 3 of this Agreement.

2. **Release.**

a. Each Zorritos Party, for itself and each of its past, present and future officers, directors, shareholders, members, managers, partners, affiliates, and EENE, and all of the foregoing persons' predecessors, successors, assigns, agents and representatives (for clarity, excluding the Group Companies) (collectively, the "Zorritos Releasors"), hereby finally, unconditionally, irrevocably and absolutely forever releases, acquits, remises and discharges each Zedd Party and each of their respective past, present and future officers, directors, shareholders, members, managers, partners, affiliates, employees and agents, and all of the foregoing persons' predecessors, successors, assigns, agents and representatives (collectively, the "Zedd Released Parties"), from any and all Claims that such Zorritos Releasor may now have, has ever had, or that might subsequently accrue to such Zorritos Releasor under or pursuant to, or otherwise relating to or arising out of, any of the Spin-Off Assets, the assignment of the Spin-Off Assets to the applicable Zorritos Parties pursuant to the Assignment Agreement and the EENE

Assignment Documents or the transactions with respect to the Spin-Off Assets pursuant to the Zorritos Purchase Agreement and the Zedd PSA (collectively, the "Released Claims").

b. THE RELEASE IN SECTION 2(a) IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL OR OTHERWISE, OR STRICT LIABILITY OF OR BY ANY ZEDD RELEASED PARTY.

c. EACH ZORRITOS PARTY, FOR ITSELF AND FOR EACH ZORRITOS RELEASOR, ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF SECTION 2(a) ARE VALID, FAIR, ADEQUATE AND REASONABLE AND WERE AGREED TO WITH ITS FULL KNOWLEDGE AND CONSENT, WERE NOT PROCURED THROUGH FRAUD, DURESS OR MISTAKE AND HAVE NOT HAD THE EFFECT OF MISLEADING, MISINFORMING OR FAILING TO INFORM ANY SUCH SPIN-OFF RELEASOR.

d. Nothing in this Section 2 is intended to or shall affect any rights Zorritos may have against Debtor with respect to any Claim against Debtor or any of Debtor's past, present and future officers, directors, shareholders, members, managers, partners, affiliates, employees and agents pursuant to the Zorritos Purchase Agreement, except to the extent any such Claim would give rise to or result in any Claim by such person against any Zedd Party or any of its current officers, directors, shareholders, members, managers, partners, affiliates, employees and agents.

3. **Indemnity.**

a. Except as set forth in the proviso below and subject to Section 3(b), from and after the date hereof, each Zorritos Party (other than Upland), jointly and severally, shall defend, indemnify and hold each Zedd Party and each Zedd Party's past, present and future officers, directors, shareholders, members, managers, partners, affiliates and all of the foregoing persons' predecessors, successors, assigns, agents and representatives (collectively, the "Zedd Indemnitees"), harmless from and against, and pay to the applicable Zedd Indemnitees the amount of, any and all Losses arising out of, based upon, attributable or resulting from any of the Assumed Liabilities and any failure of the Zorritos Parties to perform their obligations in Section 1 of this Agreement; provided, however, if Upland Oil & Gas, S.R.L. or other qualified operator under applicable law (such party referred to as "Upland") acquires from Zorritos or as an assignee or designee of Zorritos pursuant to the Zorritos Purchase Agreement any of the rights or assets described on Part 1 of Exhibit A, Zorritos shall, as condition to such assignment or designation, cause Upland to execute a Joinder in accordance with Section 1(a) and, from and after the date thereof, Upland shall defend, indemnify and hold each Zedd Indemnitee harmless from and against, and pay to the applicable Zedd Indemnitees the amount of, any and all Losses arising out of, based upon, attributable or resulting solely from any of the License Assumed Obligations related thereto and any failure of Upland to perform its obligations in Section 1(a) of this Agreement.

b. The indemnification obligations set forth in Section 3(a) related to the License Assumed Obligations shall remain in effect until the expiration of the statute of limitations applicable to any Claim that may be brought against any Zedd Indemnitee in connection therewith; provided, however, upon the issuance of a Supreme Decree with respect to any Block License, the indemnification obligations set forth in this Section 3 with respect to the License Assumed Obligations related to such Block License shall terminate upon the later of (i) the second anniversary of the Effective Date and (ii) the date that such Supreme Decree is issued, to the extent, and solely to the extent, that such Claim would be extinguished by the issuance of such Supreme Decree. Notwithstanding the foregoing, nothing in this Section 3(b) shall prohibit any Claim (or recovery in connection therewith) for Losses after the expiration of any such period to the extent Zedd has delivered to a Zorritos Party written notice of any such Claim prior to the expiration of any such survival period and the indemnification obligations herein shall continue with respect to such Claim until the full and final resolution thereof.

4. **Defined Terms**.

a. "Claims" means all Losses and all actions, arbitrations, audits, hearings, investigations, litigations, orders, suits (whether civil, criminal, administrative, investigative or informal), debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys' fees and court costs), counterclaims, claims, demands, causes of action and liabilities, including to any rights to indemnification, reimbursement or contribution, whether pursuant to any instrument or contract or otherwise, any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Effective Time, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, previously or presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever.

b. "Losses" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, encumbrances, losses, damages, expenses, and fees, including arbitration and court costs and reasonable legal fees and expenses incurred in investigating, defending or prosecuting any of the foregoing.

c. "Supreme Decree" means a Supreme Decree properly executed to have legal effect in accordance with the applicable laws of Peru.

5. **Counterparts**. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6. **<u>Governing Law; Jurisdiction; Waiver of Jury Trial</u>**.

A. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS (THE "BANKRUPTCY COURT") SHALL HAVE NON-EXCUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ALL ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH PARTY HERETO HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT; PROVIDED, HOWEVER, IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, EACH PARTY HEREBY AGREES AND SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND THE COURTS OF THE STATE OF TEXAS, IN EITHER CASE SITTING IN THE CITY OF HOUSTON, TEXAS. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

b. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7. **<u>Assignment</u>**. No party may assign their respective rights or delegate their respective duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

8. **<u>Effect</u>**. The undertakings, covenants, and agreements contained herein shall be binding upon Zorritos and its successors, assignees and legal representatives and shall inure to the benefit of each of the Zedd Parties and their respective successors, assigns, and legal representatives.

[Signature Page Follows]

ZEDD ENERGY HOLDCO LTD.

By: ______________________________
Name: Linda Z. Cook
Title: Director

By: ______________________________
Name: Benjamin Vinocour
Title: Director

BPZ ENERGY, L.L.C.

By: ____________________
Name: ____________________
Title: ____________________

BPZ EXPLORACION & PRODUCCION, S.R.L.

By: ____________________
Name: ____________________
Title: ____________________

BPZ MARINE PERU S.R.L.

By: ____________________
Name: ____________________
Title: ____________________

EMPRESA ELECTRICA NUEVA ESPERANZA, S.R.L.

By: ____________________
Name: ____________________
Title: ____________________

BPZ LOTE XXIII, S.R.L.

By: ____________________
Name: ____________________
Title: ____________________

ZORRITOS PERU HOLDINGS INC.

By: ____________________________
Name: ____________________________
Title: ____________________________

Exhibit A

Spin-Off Assets

Part 1

1. Block XIX License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated December 12, 2003, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XIX, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

2. Block XXII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

3. Block XXIII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXIII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

4. All cash or other collateral supporting any corporate or financial guarantees granted or issued by BPZ E&P with respect to the License Contracts identified in items 1, 2 and 3 above.

5. Any other contracts, licenses, permits, orders and related rights of Assignor to the extent relating solely to the ownership, operation or use of the Spin-Off Assets.

Part 2

1. The materials and supplies specifically identified on Appendix 1 attached hereto.

2. All right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, to the extent relating solely to the License Contracts identified in items 1, 2 and 3 above, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with

the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets and other proprietary confidential Information; and (v) contracts granting any right relating to or under the foregoing.

Appendix 1

[See attached.]

Exhibit B

Assumed Liabilities

1. Any bank letters of credit or other guarantee obligations related to the Spin-Off Assets;
2. Any committed remaining 2015 capital expenditures related to the Spin-Off Assets as per the 2015 budget;
3. Any future capital expenditures required to maintain the governmental licenses for the Spin-Off Assets;
4. Any asset retirement obligations and related cash costs associated with the Spin-Off Assets; and
5. Any additional liabilities reflected on the Group Balance Sheet attached as Exhibit C to Zedd PSA that relate solely to the Spin-Off Assets.

Exhibit F

EENE Assignment

ASSIGNMENT OF QUOTAS
OF
EMPRESA ELECTRICA NUEVA ESPERANZA, S.R.L.

THIS ASSIGNMENT OF QUOTAS (this "Assignment") is executed and effective as of July ____, 2015 (the "Effective Date"), by and between [____________], a Delaware general partnership ("BPZ Energy"), and [____________], a Delaware general partnership ("BPZ GP" and, together with BPZ Energy, the "Transferors")[1], and Zorritos Peru Holdings Inc., a corporation organized and existing under the laws of Panama (the "Transferee").

RECITALS

WHEREAS, reference is made to (a) that certain Purchase and Sale Agreement, dated July 8, 2015 (the "Zorritos Purchase Agreement"), by and among BPZ Resources, Inc., a Texas corporation ("Seller") and the Transferee and (b) that certain Purchase and Sale Agreement, dated July 8, 2015 (the "Zedd Purchase Agreement"), by and among Seller and Zedd Energy Holdco Ltd.;

WHEREAS, reference is made to that certain Inscripcion de Sociedades Comerciales De Responsabilidad Limitada (the "Operating Agreement") of Empresa Electrica Nueva Esperanza, S.R.L. (the "Company");

WHEREAS, BPZ Energy owns 50% of the outstanding Quotas (as defined in the Operating Agreement) of the Company (the "BPZ Energy Interest") and BPZ GP owns 50% of the outstanding Quotas of the Company (the "BPZ GP Interest" and, together with the BPZ Energy Interest and any other equity interest in the Company held by either Transferor, the "Transferred Interest"); and

WHEREAS, pursuant to the Zorritos Purchase Agreement and the Zedd Purchase Agreement, the Transferors desire to sell, transfer, convey, assign and deliver to the Transferee, and the Transferee desires to purchase and accept, the Transferred Interest (the "Transfer").

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ASSIGNMENT

1. **Assignment**. BPZ Energy and BPZ GP hereby irrevocably sell, transfer, convey, assign and deliver to the Transferee all of the BPZ Energy Interest and the BPZ GP Interest, effective as of the Effective Date.

2. **Acceptance, Assumption and Acknowledgment**. The Transferee hereby accepts the assignment of the Transferred Interest pursuant to the transfers set forth in Section 1 hereof, and acknowledges and agrees that, following the consummation of the Transfer, the

[1] NTD: Names of Seller subsidiaries that will hold the EENE interest to be inserted upon formation/consummation of the Internal Restructuring contemplated by the Zedd Purchase Agreement.

Transferee shall be bound by all of the terms and conditions of the Operating Agreement as the sole equity owner of the Company, and assumes and agrees as of the Effective Date to perform all of the duties and obligations of an equity owner of the Company as set forth in the Operating Agreement.

3. **Effect of Assignment**. As of the Effective Date, (a) the Transferee shall be the owner of the Transferred Interest in accordance with this Assignment, (b) the Transferee shall be admitted as the sole equity owner of the Company with respect to the Transferred Interest, such admission shall hereby be deemed evidenced by this Assignment, and this Assignment shall be included in the books and records of the Company to reflect such admission, (c) the Transferors shall cease to be equity owners of the Company and cease to have any right, title or interest in or to the Transferred Interest, and shall have no further obligations with respect to the Transferred Interest or otherwise under the Operating Agreement and (d) the Transferee shall assume and be responsible for all liabilities and obligations accruing to or on account of the Transferred Interests.

4. **Peruvian Requirements**. The Transferee hereby agrees to promptly (and in any event within thirty (30) days following the Effective Date) take all actions and make all filings with the appropriate governmental authorities necessary to cause the Transfer to be recognized under the laws of Peru and, prior to the time of such filings, the Transferee shall have identified an additional shareholder to hold, and shall have transferred to such additional shareholder, not less than the minimum number of Quotas required by Peruvian law to be held by such additional shareholder.

5. **Further Assurances**. In the event any further action is necessary after the Effective Date to carry out the purposes of this Assignment, including the execution and delivery of any instruments required or reasonably necessary under applicable law to effect the assignment to the Transferee of the Transferred Interest (which shall be in form and substance reasonably acceptable to the Transferors), each of the parties hereto will take such further action (including the execution, acknowledgement and delivery of such further instruments and documents) as the other parties may reasonably request, all at the sole cost and expense of the requesting party.

6. **Choice of Law**. This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof; provided that, to the extent that the application of the laws of Peru is required with respect to any part of this Assignment, such laws shall govern to the extent so required.

7. **General**. This Assignment is binding on and shall inure to the benefit of the signatories hereto and their respective successors and assigns. This instrument may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. However, this Assignment shall not be binding on any party unless and until it has been executed and delivered by all parties hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the Effective Date.

TRANSFERORS:

[BPZ ENERGY]

By: ______________________________
Name:
Title:

[BPZ GP]

By: ______________________________
Name:
Title:

TRANSFEREE:

ZORRITOS PERU HOLDINGS INC.

By: ______________________________
Name:
Title:

Exhibit G

Spin-Off Assets

1. Block XIX License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated December 12, 2003, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XIX, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

2. Block XXII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

3. Block XXIII License Contract – the agreement entitled License Contract for Exploration and Exploitation of Hydrocarbons, dated November 21, 2007, between BPZ E&P and Perupetro S.A. for the exploration and exploitation of Block XXIII, entered into pursuant to Supreme Decree N° 042-2005EM which contains the amended and restated Law No. 26221 that approves the Hydrocarbons Organic Law (*Ley Orgánica de Hidrocarburos*), including each amendment thereto and assignment thereof.

4. All cash or other collateral supporting any corporate or financial guarantees granted or issued by BPZ E&P with respect to the License Contracts identified in items 1, 2 and 3 above.

5. Any other contracts, licenses, permits, orders and related rights of Assignor to the extent relating solely to the ownership, operation or use of the Spin-Off Assets.

6. The materials and supplies specifically identified on Appendix 1 attached hereto.

7. All right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, to the extent relating solely to the License Contracts identified in items 1, 2 and 3 above, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection

therewith, along with all reversions, extensions and renewals thereof; (iv) trade secrets and other proprietary confidential Information; and (v) contracts granting any right relating to or under the foregoing.

8. All equity interests in EENE.

Appendix 1